Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

TANGOE, INC.,

TAMS INC.

and

ASENTINEL, LLC

Dated as of April 27, 2017

i

3.26	Accounts Receivable; Accounts Payable	36
3.27	No Other Company Representations or Warranties	36

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER		37
4.1	Organization, Standing and Power	37
4.2	Authority; No Conflict; Required Filings and Consents	37
4.3	Information Provided	38
4.4	Operations of the Purchaser	39
4.5	Financing	39
4.6	Limited Guarantee	40
4.7	Solvency	40
4.8	Absence of Litigation	40
4.9	Other Agreements or Understandings	40
4.10	Brokers	40
4.11	No Other Company Representations or Warranties	40

ARTICLE V CONDUCT OF BUSINESS		41
5.1	Covenants of the Company	41

ARTICLE VI ADDITIONAL AGREEMENTS		46
6.1	Acquisition Proposals	46
6.2	Preparation of Proxy Statement; Company Stockholder Approval of the Merger	50
6.3	Confidentiality; Access to Information	51
6.4	Legal Conditions to the Merger	53
6.5	Public Disclosure	55
6.6	Indemnification	55
6.7	Notification of Certain Matters	56
6.8	Employee Benefits Matters	57
6.9	State Takeover Laws	59
6.10	Rule 16b-3	59
6.11	Rule 14d-10 Matters	59
6.12	Financing Cooperation	60
6.13	Control of Operations	62
6.14	Security Holder and Restatement Litigation	62
6.15	Director and Officer Resignations	62

ARTICLE VII CONDITIONS TO MERGER		63
7.1	Conditions to Each Party’s Obligation To Effect the Merger	63
7.2	Conditions to Parent’s and Purchaser’s Obligation To Effect the Merger	63
7.3	Conditions to the Obligations of the Company to Effect the Merger	64
7.4	Frustration of Closing Conditions	65

ARTICLE VIII TERMINATION AND AMENDMENT		65
8.1	Termination	65
8.2	Effect of Termination	68

ii

8.3	Fees and Expenses	68
8.4	Amendment	70
8.5	Extension; Waiver	71
8.6	Procedure for Termination, Amendment, Extension or Waiver	71

ARTICLE IX DEFINED TERMS		71

ARTICLE X MISCELLANEOUS		88
10.1	Nonsurvival of Representations and Warranties and Agreements	88
10.2	Notices	88
10.3	Entire Agreement	89
10.4	Third-Party Beneficiaries	89
10.5	Assignment	89
10.6	Severability	89
10.7	Counterparts and Signature	90
10.8	Interpretation	90
10.9	Governing Law	90
10.10	Remedies	91
10.11	Reimbursement	92
10.12	Submission to Jurisdiction	92
10.13	Disclosure Schedule	93

Annex I	Conditions of the Offer

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B	Limited Guarantee

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 27th day of April, 2017, by and among Asentinel, LLC, a Delaware limited liability company (the “Parent”), TAMS Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Purchaser”), and Tangoe, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser shall commence a cash tender offer (as it may be extended or amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock for $6.50 per share of Company Common Stock, net to the seller in cash, without interest thereon (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will merge with and into the Company, with the Company continuing as the surviving corporation of such merger (the “Merger”) and each outstanding share of Company Common Stock immediately prior to the Effective Time, except as otherwise provided herein, being converted in the Merger into the right to receive the Offer Price, without interest (the “Merger Consideration”);

WHEREAS, the Company Board has, as of the date hereof (a) approved and declared the advisability of this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (b) determined and declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and that the stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (c) declared that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders and (d) resolved to recommend that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer;

WHEREAS, the respective boards of directors of the Parent and the Purchaser have adopted, approved and declared it advisable for the Parent and the Purchaser to enter into this Agreement and to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Marlin Equity IV, L.P. (the “Guarantor”) is entering into the Limited Guarantee with respect to certain obligations of the Parent and the Purchaser under this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, the Purchaser and the Company, intending to be legally bound, each hereby agree as follows:

ARTICLE I

THE CASH TENDER OFFER

1.1                               The Offer.

(a)                                 Commencement of the Offer; Acceptance of Shares.  Subject to the terms and conditions of this Agreement and provided that the Company has complied in all material respects with its obligations under Section 1.2, as soon as reasonably practicable after the date of this Agreement, and in any event within 10 Business Days after the day on which the Purchaser’s intention to make the Offer is publicly announced (which announcement will be made by the Parent on April 28, 2017), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase any and all outstanding shares of Company Common Stock for a price per share of Company Common Stock equal to the Offer Price.  As promptly as reasonably practicable (or as otherwise specified in this Agreement) on the later of: (i) the earliest time as of which the Purchaser is permitted under the Exchange Act to accept for purchase shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer and (ii) the earliest time as of which each of the Offer Conditions shall have been satisfied or waived, the Purchaser shall (and the Parent shall cause the Purchaser to) irrevocably accept for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer (the “Acceptance Time”).  The obligation of the Purchaser to accept for purchase the shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions).  The Purchaser shall as soon as reasonably practicable (and in any event within three (3) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) after the Acceptance Time) pay (or cause to be paid) for all shares of Company Common Stock validly tendered (and not validly withdrawn) in the Offer; provided, however, that the Purchaser expressly reserves the right to delay payment for all shares of Company Common Stock to the extent necessary to comply with applicable Laws.  The Company agrees that no shares of Company Common Stock held by the Company or any of its Subsidiaries will be tendered to the Purchaser pursuant to the Offer.  The payment for shares of Company Common Stock accepted for payment pursuant and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing.”

(b)                                 Expiration Date; Extensions and Amendment.

(i)                                     The Offer shall initially be scheduled to expire at 10:00 a.m., New York time, on the later of (x) the 21st Business Day after commencement of the Offer (determined in accordance with Rules 14d-1(g)(3) and 14d-2 under the Exchange Act) (the “Initial Offer Expiration Date”) and (y) the second Business Day following the termination of the Go-Shop Period or if applicable, the Extended Go-Shop Period.  Subject to the immediately succeeding sentence, the Parent and the Purchaser expressly reserve the right to (but are not obligated to) increase the Offer Price and waive any of the Offer Conditions or make any other changes to the Offer in their sole discretion; provided that, notwithstanding anything to the contrary contained in this Agreement, neither the Parent nor the Purchaser shall (without the prior written consent of the Company):  (A) change the form of consideration payable in the Offer, decrease the Offer Price or change the Offer so that it is for fewer than all of the outstanding shares of Company Common Stock; (B) extend or otherwise change the expiration date of the Offer, except pursuant to Section 1.1(b)(ii); (C) change or waive the Minimum Condition; (D) amend, modify or supplement any of the Offer Conditions or the terms of the Offer in any manner adverse to holders of shares of Company Common Stock; or (E) impose any condition to the Offer other than the Offer Conditions.

(ii)                                  The Purchaser shall extend the scheduled expiration date of the Offer (A) as required by applicable Law (including for any period required by any rule, regulation, interpretation or position of the SEC) and (B) as shall be necessary such that the Offer shall not expire prior to the earliest of (x) immediately following the satisfaction of all of the Offer Conditions, (y) the termination of this Agreement and (z) the Outside Date.  If at the Offer Expiration Date any of the Offer Conditions have not been satisfied (and the Parent or the Purchaser has not waived such condition in accordance with the terms of this Agreement), the Purchaser shall extend the Offer for one or more periods of up to 10 Business Days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) until such time as all Offer Conditions are satisfied or waived; provided that the Purchaser shall not be required to extend the Offer beyond the Outside Date nor shall the Purchaser extend the Offer beyond the Outside Date without the Company’s prior written consent; provided, further, that such extensions shall be subject to the Purchaser’s and the Company’s rights to terminate the Offer and pursue the Merger in connection with a Conversion Event in accordance with Section 1.1(f) and the parties’ respective rights to terminate this Agreement pursuant to Section 8.1. To the extent applicable and notwithstanding anything to the contrary, in no event shall the Purchaser be required to extend the Offer beyond any then-scheduled Offer Expiration Date in the event that the Company, the Parent or the Purchaser receives a Second Request.  The Initial Offer Expiration Date as it may be extended is referred to as the “Offer Expiration Date.”  Notwithstanding anything to the contrary contained in this Section 1.1, if this Agreement is terminated pursuant to Section 8.1, then Purchaser shall promptly (and, in any event, within one (1) Business Day after such termination), irrevocably and unconditionally terminate the Offer.

(c)                                  Subsequent Offering Period.  If, as of the Acceptance Time, all of the Offer Conditions have been satisfied (or, to the extent permitted by this Agreement and applicable Law, waived by the Purchaser) but the number of shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer, when taken together with shares of Company Common Stock, if any, then owned by the Parent and its Affiliates and shares of Company Common Stock that the Purchaser has the right to acquire upon exercise of the Top-Up Option, constitutes less than 90% of the shares of Company Common Stock then outstanding, the Purchaser shall have the right to provide for a “subsequent offering period” (as contemplated by Rule 14d-11 under the Exchange Act) without the consent of the Company.

(d)                                 Schedule TO and Offer Documents.  On the date of commencement of the Offer, the Parent and the Purchaser shall file (or cause to be filed) with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer.  The Schedule TO shall contain an offer to purchase and a form of the related letter of transmittal, the forms of which shall be reasonably acceptable to the Company, and ancillary documents and instruments pursuant to which the Offer will be made (collectively, together with any supplements or amendments thereto, the “Offer Documents”).  The Parent and the Purchaser shall cause the Offer Documents (i) to comply in all material respects with the requirements of applicable U.S. federal securities Laws and (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Parent or the Purchaser with respect to information supplied by or on behalf of the Company in writing specifically for inclusion in the Offer Documents.  The Parent and the Purchaser shall take all steps reasonably necessary to cause the Offer Documents to be disseminated to holders of shares of Company Common Stock, as and to the extent required by applicable U.S. federal securities Laws.  Each of the Parent and the Purchaser, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it or on its behalf specifically for inclusion in the Schedule TO or the other Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Parent and the Purchaser shall take all steps necessary to amend or supplement the Schedule TO and, as applicable, the other Offer Documents and to cause the Schedule TO as so amended and supplemented to be filed with the SEC and the other Offer Documents as so amended and supplemented to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities Laws.  The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto prior to the filing thereof with the SEC or dissemination to the holders of shares of Company Common Stock and the Parent and the Purchaser shall consider such comments (that are provided in a timely manner) in good faith.  The Parent and the Purchaser shall provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments the Parent, the Purchaser or their counsel may receive from the SEC with respect to the Offer promptly after the receipt thereof, shall consult with the Company and its counsel prior to responding to any such comments, and shall provide the Company and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Parent or the Purchaser or their counsel.  The Parent and the Purchaser shall respond to any such comments as promptly as practicable after they are received.

(e)                                  Provisions of Funds by the Parent.  Subject to the terms of the Offer and this Agreement and the satisfaction or permitted waiver of all of the Offer Conditions, the Parent shall provide or cause to be provided to the Purchaser on a timely basis the funds necessary to purchase any and all shares of Company Common Stock that the Purchaser becomes obligated to purchase pursuant to the Offer.

(f)                                   Continuing Pursuit of the Merger.  If (i) at any then-scheduled Offer Expiration Date (following at least one extension occurring after the satisfaction of the Offer Condition set forth in clause (b) of Annex I) that is on or prior to the date that is 120 days after the date hereof, the Minimum Condition or any of the Offer Conditions set forth in clauses (c)(v) or (c)(vii) of Annex I shall not have been satisfied or, to the extent permitted by this Agreement and applicable Law, waived (other than Offer Conditions that by their nature are to be satisfied on the Offer Expiration Date), then, in each case, the Purchaser may, at its sole option, elect upon written notice to the Company that the Offer shall not be extended and that the parties hereto shall pursue the Merger as contemplated in Section 6.2 and (ii) at any then-scheduled Offer Expiration Date (following at least two extensions of up to 10 Business Days each and no more than 20 Business Days in the aggregate (in each case calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) occurring after the satisfaction of the Offer Condition set forth in clause (b) of Annex I) that is on or prior to the date that is 120 days from the date hereof and the Minimum Condition (as modified in accordance with this Section 1.1(f)) shall have been satisfied and each other Offer Condition on Annex I shall have been satisfied (other than the Offer Conditions set forth in clauses (c)(v) and (c)(vii) of Annex I) or, to the extent permitted by this Agreement and applicable Law, waived (other than Offer Conditions that by their nature are to be satisfied on the Offer Expiration Date), then the Company may, at its sole option, elect upon written notice to the Parent that the Offer shall not be extended and that the parties hereto shall pursue the Merger as contemplated in Section 6.2; provided, however, for purposes of clause (ii) of this Section 1.1(f), the number of shares validly tendered to or beneficially owned by the Parent or any Affiliate of the Parent necessary to satisfy the “Minimum Condition” shall be not be calculated on a fully-diluted basis, but rather the calculation shall be based on the number of shares of Company Common Stock then outstanding. Each such event in clauses (i) and (ii) above in this Section 1.1(f) shall be referred to as a “Conversion Event”.

(g)                                  Termination of Offer and Return of Tendered Shares.  Unless this Agreement is terminated pursuant to Section 8.1, the Purchaser shall not terminate or withdraw the Offer prior to any Offer Expiration Date without the prior written consent of the Company in its sole and absolute discretion.  In the event this Agreement is terminated pursuant to Section 8.1 or the Offer is otherwise terminated in accordance with the provisions of this Agreement, the Purchaser shall promptly following such termination irrevocably and unconditionally terminate the Offer and shall not acquire any shares of Company Common Stock pursuant thereto.  If the Offer is terminated in accordance with this Agreement prior to the Acceptance Time, the Purchaser shall promptly return, or cause any depositary acting on behalf of the Purchaser to return, all tendered shares of Company Common Stock to the tendering stockholders.

(h)                                 Adjustments to Offer Price.  The Offer Price shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Acceptance Time; provided that this Section 1.1(h) shall not affect or supersede the provisions of Section 5.1.

(i)                                     Tax Withholding.  The Purchaser or any depositary acting on behalf of the Purchaser, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer any amounts as the Purchaser or such depositary, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code, or under any other applicable state, local or foreign tax law.  Any amounts so withheld and remitted to the applicable Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.  For the avoidance of doubt, this Section 1.1(i) shall not be construed as limiting the ability of the Parent, any Affiliate of the Parent or any other Person to withhold amounts as required or permitted pursuant to Section 2.11.

1.2                               Company Actions.

(a)                                 Approval and Consent.  The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.

(b)                                 Schedule 14D-9.  Within one (1) Business Day following the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto, the “Schedule 14D-9”) and disseminate the Schedule 14D-9, to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable Laws, to the holders of shares of Company Common Stock, provided that the Parent and the Purchaser shall promptly supply to the Company in writing, for inclusion in the Schedule 14D-9, all information concerning the Parent and the Purchaser and their Affiliates required under applicable Laws to be included in the Schedule 14D-9 or as is otherwise reasonably requested by the Company.  Except as required by applicable Law or as otherwise permitted pursuant to Section 6.1 below, the Offer Documents and the Schedule 14D-9 shall contain the recommendation of the Company Board in favor of the Offer and the adoption of this Agreement, and the Company hereby consents to the inclusion in the Offer Documents of such recommendation.  The Company shall cause the Schedule 14D-9 (i) to comply in all material respects with the requirements of applicable U.S. federal securities Laws and (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by or on behalf of the Parent or the Purchaser in writing specifically for inclusion in the Schedule 14D-9.  Each of the Company, on the one hand, and the Parent and the Purchaser, on the other hand, shall promptly correct any information provided by it or on its behalf specifically for inclusion in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities Laws.

(c)                                  Sharing of Materials and Information.  Except in connection with an Acquisition Proposal or a Company Board Recommendation Change:

(i)                                     The Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC or dissemination to holders of shares of Company Common Stock and the Company shall consider such comments (that are provided in a timely manner) in good faith.

(ii)                                  The Company shall provide the Parent and its counsel with a copy of any written comments or telephonic notification of any oral comments the Company or its counsel may receive from the SEC with respect to the Offer promptly after the receipt thereof, shall consult with the Parent and its counsel prior to responding to any such comments, and shall provide the Parent and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Company or its counsel.  The Company shall respond to any such comments as promptly as practicable after they are received.

(d)                                 Provision of Information for Offer Documents.  The Company shall promptly supply to the Parent and the Purchaser in writing, for inclusion in the Offer Documents, all information concerning the Company and its stockholders required under applicable Laws to be included in the Offer Documents or as is otherwise reasonably requested by the Parent or Purchaser, which for the avoidance of doubt, shall not include any financial statements of the Company, but will include the Fairness Opinion and all other material disclosures relating to the Financial Advisor (including the fees and other consideration that the Financial Advisor will receive upon consummation of the Offer and the Merger) that are required by applicable U.S. federal securities Laws.

(e)                                  Stockholder Lists.  In connection with the Offer, the Company shall cause its transfer agent to promptly (and in any event within five (5) Business Days following the date hereof) furnish to the Purchaser or its designated agent mailing labels containing the names and addresses of the record holders of the shares of Company Common Stock and, to the extent reasonably available to the Company or its transfer agent (including after reasonable request by the Company or its transfer agent of the applicable Persons), with security position listings of shares of Company Common Stock held in stock depositories, in each case as of a recent date and, to the extent reasonably available to the Company or its transfer agent (including after reasonable request by the Company or its transfer agent of the applicable Persons), all other listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of the shares of Company Common Stock as of a recent date.  The Company shall promptly furnish to the Purchaser such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other information and assistance as the Purchaser may reasonably request for the purpose of communicating the Offer to the holders of shares of Company Common Stock, in each case to the extent reasonably available to the Company or its transfer agent (including after reasonable request by the Company or its transfer agent of the applicable Persons).  Subject to the requirements of applicable Laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, the Parent and the Purchaser shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists in accordance with the Confidentiality Agreement, shall use such information only in connection with the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement shall be terminated in accordance with Section 8.1, shall destroy all electronic copies of such information and deliver to the Company all other copies of such information then in their possession or under their control.  Subject to the requirements of applicable Law and provided that the Company shall not have made a Company Board Recommendation Change, the Company shall, and shall cause its directors, officers, employees and other Representatives to, use their reasonable best efforts to make solicitations and recommendations to the record holders and beneficial owners of shares of Company Common Stock for purposes of causing the Minimum Condition and the Top-Up Threshold to be satisfied, including, upon the Parent’s reasonable written request, together with the Parent and the Purchaser, jointly preparing a presentation to any proxy advisory firms as designated by the Parent to recommend this Agreement and the Offer and the Merger; provided that any such efforts undertaken by the Company or its Representatives at the Parent’s request shall be at the Parent’s sole expense and the Parent shall reimburse the Company for any such reasonable and documented out-of-pocket expenses incurred by the Company or its Representatives in connection therewith in accordance with Section 10.11.

ARTICLE II

THE MERGER

2.1                               The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Purchaser shall merge with and into the Company at the Effective Time.

2.2                               Effective Time of the Merger.  Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the Acceptance Time, the Company and the Parent shall cause a certificate of merger or certificate of ownership and merger, as the case may be (the “Certificate of Merger”), satisfying the requirements of the DGCL to be filed with the Secretary of State; provided that if a Conversion Event shall have occurred, the Company and the Parent shall instead cause the Certificate of Merger to be filed with the Secretary of State as soon as practicable following the Closing.  The Merger shall become effective upon the due filing of the Certificate of Merger with the Secretary of State or at such subsequent time or date as the Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

2.3                               Closing.  Subject to the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in ARTICLE VII, the Closing shall take place at 10:00 a.m. Pacific Time at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109 as soon as practicable, and in any event no later than three (3) Business Days, following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement.

2.4                               Effects of the Merger.  At the Effective Time (a) the separate existence of the Purchaser shall cease, the Purchaser shall be merged with and into the Company and the Company shall continue as the Surviving Corporation in the Merger; (b) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended in accordance with the DGCL (and subject to Section 6.6 hereof); and (c) the bylaws of the Surviving Corporation shall be identical to the bylaws of the Purchaser as in effect immediately prior to the Effective Time, except that all references to the name of the Purchaser therein shall be changed to refer to the name of the Company, until further amended in accordance with the DGCL (and subject to Section 6.6 hereof).  The Merger shall have the effects set forth in Section 259 of the DGCL and in this Agreement.

2.5                               Directors and Officers of the Surviving Corporation.

(a)                                 Except as otherwise directed by the Parent, each of the parties hereto shall take all necessary action to cause the directors of the Purchaser immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)                                 Except as otherwise directed by the Parent, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation, retirement or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.6                               Top-Up Option.

(a)                                 Top-Up Option.  Subject to Section 2.6(b) and Section 2.6(c), the Company grants to the Purchaser an irrevocable option (the “Top-Up Option”) to purchase from the Company the number of shares of Company Common Stock (the “Top-Up Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by the Parent, the Purchaser and their respective Affiliates as of immediately prior to the exercise of the Top-Up Option, constitutes one share more than 90% of the number of shares of Company Common Stock then outstanding (assuming the issuance of the Top-Up Option Shares) (the “Top-Up Threshold”); provided, however, that in no event shall the Top-Up Option be exercisable for a number of shares in excess of the aggregate of the number of shares of Company Common Stock held as treasury shares by the Company or by its Subsidiaries and the number of shares of Company Common Stock that the Company is authorized to issue under the Company Charter but that are not issued or outstanding (and are not otherwise reserved for issuance) as of immediately prior to the exercise of the Top-Up Option.  Upon the Purchaser’s written request, the Company shall as soon as practicable following receipt of such request (and in no event later than the Offer Closing) cause its transfer agent to certify in writing to the Purchaser the number of shares of Company Common Stock outstanding as of the most recent practicable date at the time of such request.

(b)                                 Exercise of the Top-Up Option.  The Top-Up Option may be exercised by the Purchaser once, in whole but not in part, at any time at or after the Acceptance Time and on or prior to the fifth (5th) Business Day after the expiration date of the Offer; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (A) no provision of any applicable Laws (which, for the avoidance of doubt, shall not include any stock exchange rule), and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court of competent jurisdiction or other Governmental Entity of competent jurisdiction, shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (B) upon exercise of the Top-Up Option, the number of shares of Company Common Stock owned by the Parent, the Purchaser and their respective Affiliates constitutes one share more than 90% of the number of shares of Company Common Stock that will be outstanding immediately after the issuance of the Top-Up Option Shares, (C) the Purchaser has accepted for payment and paid for (or caused to be paid for) all shares of Company Common Stock validly tendered in the Offer and not withdrawn and (D) the Minimum Condition shall have been satisfied; and, provided, further, that the Top-Up Option shall terminate concurrently with the earlier of the termination of this Agreement and the occurrence of a Conversion Event.  The Purchaser shall exercise the Top-Up Option if doing so would allow it to consummate the Merger pursuant to Section 253 of the DGCL.  The parties hereto shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished in a manner consistent with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.  The aggregate purchase price payable for the Top-Up Option Shares shall be determined by multiplying the number of such Top-Up Option Shares by the Offer Price, without interest.  Such purchase price shall consist of (i) an amount equal to the par value of the Top-Up Option Shares so purchased, to be paid in cash, and (ii) an amount equal to the balance of the purchase price, which may be paid (x) in cash, (y) by issuance of a promissory note of the Purchaser (which shall be treated as payment to the extent of the principal amount thereof) or (z) by any combination of the foregoing, at the Purchaser’s election.  Any such promissory note shall be unsecured and non-transferrable, shall mature on the 30th day following the date of execution and delivery of such promissory note, shall be full recourse to the Parent and the Purchaser, may be prepaid, in whole or in part, without premium or penalty and shall have no other material terms.

(c)                                  Top-Up Notice; Top-Up Option Closing.  In the event that the Purchaser wishes to exercise the Top-Up Option, it shall deliver to the Company a notice setting forth (i) the place and time at which the closing of the purchase of the Top-Up Option Shares by the Purchaser is to take place, which closing shall take place at or as soon as reasonably practicable after the Acceptance Time and (ii) the number of shares of Company Common Stock directly or indirectly owned by the Parent, the Purchaser and their Affiliates at the time of such notice.  The Company shall, immediately following receipt of such notice, deliver a notice to the Parent and Purchaser specifying, after taking into account the notice provided by Purchaser, the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, the Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange for such Top-Up Option Shares, and the Company shall cause to be issued to the Purchaser a book entry position or certificate representing such shares.  The Purchaser shall consummate the Merger pursuant to Section 253 of the DGCL as soon as possible following the closing of the purchase of the Top-Up Option Shares and in any event within 30 days.

(d)                                 Exemption from Registration; No Impact on Dissenting Shares.  The Parent and the Purchaser acknowledge that the Top-Up Option Shares that the Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  The Parent and the Purchaser represent and warrant to the Company that the Purchaser is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act.  The Purchaser agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by the Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.  The parties hereto agree that any impact on the value of the shares of Company Common Stock as a result of the issuance of the Top-Up Option Shares will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 262 of the DGCL as contemplated by Section 2.10, and that none of the parties shall take any position to the contrary in any appraisal proceeding.

(e)                                  Availability of Common Stock.  From the date hereof until the Effective Time, the Company shall cause to be reserved and kept available for issuance out of its authorized and unissued shares of Company Common Stock and any shares of Company Common Stock held in its treasury, the number of shares of Company Common Stock that will be sufficient to permit the exercise in full of the Top-Up Option in addition to the number of shares of Company Common Stock that are reserved for issuance upon the exercise of outstanding options, rights or warrants, including the Warrant, or upon the vesting or conversion of any outstanding securities issued by the Company for which shares of Company Common Stock are issuable upon vesting or that are convertible into Company Common Stock, respectively.

2.7                               Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Purchaser, the Parent or the holder of any shares of the capital stock of the Company or capital stock of the Purchaser:

(a)                                 Capital Stock of the Purchaser.  Each share of the common stock, $0.0001 par value per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation.

(b)                                 Cancellation of Treasury Stock and Parent-Owned Stock.  All shares of Company Common Stock that are held in the treasury of the Company and any shares of Company Common Stock owned by any Subsidiary of the Company, the Parent, the Purchaser or any other Affiliate of the Parent immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be paid or delivered in exchange therefor.

(c)                                  Merger Consideration for Company Common Stock.  Subject to Section 2.8, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.7 and Dissenting Shares) shall be automatically converted into the right to receive the Merger Consideration.  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate or Uncertificated Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.7(c) in accordance with the provisions of Section 2.8.

(d)                                 Adjustments to Merger Consideration.  The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time; provided that this Section 2.7(d) shall not affect or supersede the provisions of Section 5.1.

2.8                               Surrender of Certificates.

(a)                                 Paying Agent.  Prior to the Effective Time, the Parent shall enter into an agreement (in form and substance reasonably acceptable to the Company) with the Paying Agent for the Paying Agent to act as paying agent for the Merger. Promptly after the Effective Time, the Parent shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Paying Agent in accordance with this Section 2.8, the Payment Fund.  The Payment Fund shall be invested by the Paying Agent as directed by the Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available); provided, however, that no gain or loss thereon shall affect the amounts payable hereunder and the Parent shall take all actions necessary to ensure that the Payment Fund includes at all times cash sufficient to satisfy the Parent’s obligation to pay the Merger Consideration under this Agreement.  Any interest and other income resulting from such investments (net of any losses) shall be paid to the Parent pursuant to Section 2.8(e).  In the event the Payment Fund is diminished below the level required for the Paying Agent to make prompt cash payments as required under Section 2.8(b), including any such diminishment as a result of investment losses, the Parent shall, or shall cause the Surviving Corporation to, promptly deposit (or cause to be deposited) additional cash into the Payment Fund in an amount equal to the deficiency in the amount required to make such payments.

(b)                                 Exchange Procedures.

(i)                                     Promptly (and in any event within three (3) Business Days) after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Uncertificated Shares (A) a letter of transmittal (which shall (1) be prepared prior to the Closing, (2) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.8(g) to the Paying Agent and (3) otherwise be in such form and have such provisions as the Parent and the Company may reasonably specify), and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.8(g)), in exchange for the Merger Consideration payable with respect thereto.  Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.8(g)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be promptly paid in exchange therefor a cash amount in immediately available funds equal to (1) the number of shares of Company Common Stock formerly represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.8(g)) multiplied by (2) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled.

(ii)                                  Notwithstanding anything to the contrary in this Agreement, any holder of Uncertificated Shares shall not be required to deliver a Certificate to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this

ARTICLE II. In lieu thereof, each holder of record of one or more Uncertificated Shares shall, upon receipt by the Paying Agent of an executed letter of transmittal and, if such Uncertificated Shares are held in an account maintained by The Depository Trust Company, an “agent’s message” in customary form with respect to any such Uncertificated Share (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), be promptly paid the Merger Consideration in respect of such Uncertificated Share and such Uncertificated Share shall forthwith be canceled.

(c)                                  Interest; Transfers; Rights Following the Effective Time.  No interest will be paid or accrued on the cash payable upon the surrender of such Certificates or Uncertificated Shares.  In the event of a transfer of ownership of a Certificate or Uncertificated Shares that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Shares is registered, if, in the case of a Certificate, such Certificate is presented to the Paying Agent, and in each case the transferor provides to Paying Agent (i) all documents required to evidence and effect such transfer and (ii) evidence that any applicable Transfer Taxes have been paid.  Until surrendered as contemplated by this Section 2.8, each Certificate and all Uncertificated Shares (other than Certificates or Uncertificated Shares representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.7(c).

(d)                                 No Further Ownership Rights in Company Common Stock.  All Merger Consideration paid upon the surrender of Certificates and cancellation of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates and Uncertificated Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE II, subject to Section 2.8(e).

(e)                                  Termination of Payment Fund.  Any portion of the Payment Fund that remains undistributed to the holders of Certificates and Uncertificated Shares for one year after the Effective Time (including all interest and other income received by the Paying Agent in respect of all funds made available to it) shall be delivered to the Parent, upon demand, and any holder of a Certificate or Uncertificated Shares thereafter who has not previously complied with this Section 2.8 shall be entitled to receive only from the Parent or the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) payment of its claim for Merger Consideration, without interest.

(f)                                   No Liability.  To the extent permitted by applicable Law, none of the Parent, the Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)                                  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Paying Agent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

2.9                               Company Stock Plans.

(a)                                 Effective as of immediately prior to the Effective Time, each then-outstanding and unexercised Company Stock Option shall, as of the Effective Time, automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (i) the total number of vested shares of Company Common Stock (including vesting that would result from the consummation of the Merger) then underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option, without any interest thereon and subject to all applicable withholding pursuant to Section 2.11.  In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

(b)                                 Effective as of immediately prior to the Effective Time, the vested portion of each Company RSU that is then outstanding shall automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (i) the total number of shares of Company Common Stock then underlying such vested portion of such Company RSU multiplied by (ii) the Merger Consideration, without any interest thereon and subject to all applicable withholding pursuant to Section 2.11; and the unvested portion of each Company RSU that is then outstanding shall automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (i) the total number of shares of Company Common Stock then underlying such unvested portion of such Company RSU that would vest as a result of the consummation of the Merger multiplied by (ii) the Merger Consideration, without any interest thereon and subject to all applicable withholding pursuant to Section 2.11.

(c)                                  Effective as of immediately prior to the Effective Time, the vested portion of each Company PSU that is then outstanding shall automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (w) the total number of shares of Company Common Stock then underlying such vested portion of such Company PSU multiplied by (x) the Merger Consideration, without any interest thereon and subject to all applicable withholding pursuant to Section 2.11; and the unvested portion of each Company PSU that is then outstanding shall automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (y) the total number of shares of Company Common Stock then underlying such unvested portion of such Company PSU that would vest as a result of the consummation of the Merger multiplied by (z) the Merger Consideration, without any interest thereon and subject to all applicable withholding pursuant to Section 2.11.

(d)                                 In accordance with the terms of the agreements identified on Section 2.9(d) of the Company Disclosure Schedule (the “Equity Replacement Agreements”), effective as of the Effective Time, the Persons set forth on Section 2.9(d) of the Company Disclosure Schedule shall become entitled to receive from the Surviving Corporation the amounts in cash set forth on Section 2.9(d) of the Company Disclosure Schedule provided that they remain employed by the Company as of immediately prior to the Effective Time or otherwise qualify for payment under the Equity Replacement Agreements.

(e)                                  Effective as of the Effective Time, the Persons identified on Section 2.9(e) of the Company Disclosure Schedule shall become entitled to receive from the Surviving Corporation amounts in cash equal to the Merger Consideration multiplied by the respective numbers of Company RSU equivalents that would have been held by such Persons (as set forth on Section 2.9(e) of the Company Disclosure Schedule) and would have been vested as of the Effective Time under the vesting schedules set forth on Section 2.9(e) of the Company Disclosure Schedule, provided that such Persons, respectively, remain employed by the Company as of immediately prior to the Effective Time.

(f)                                   The Parent shall cause the Surviving Corporation to make the payments contemplated by the foregoing Section 2.9(a), Section 2.9(b), Section 2.9(c), Section 2.9(d) and Section 2.9(e), as promptly as administratively practicable (and in any event within five (5) Business Days) after the Effective Time.

(g)                                  As soon as reasonably practicable following the execution of this Agreement, the Company shall provide the Purchaser with a proposed communication to be sent by the Company via U.S. mail to each Person who is a holder of a Company Stock Option, a Company RSU, a Company PSU or an Equity Replacement Agreement (“Equity Award Communication”).  The Equity Award Communication shall summarize the proposed treatment of such equity awards and Equity Replacement Agreements as provided in this Section 2.9. The Company shall ensure that the Equity Award Communication complies with all applicable Law, including the Exchange Act, and the Company shall incorporate the reasonable changes to the Equity Award Communication that are proposed by the Purchaser.

(h)                                 The Parent and the Company may agree to treat equity compensation held by Company employees subject to non-U.S. law in a manner other than that contemplated above in this Section 2.9 to the extent necessary to take into account applicable non-U.S. law or Tax or employment considerations.

2.10                        Dissenting Shares.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.7, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b)                                 If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.7, without interest and subject to Section 2.11, and shall not thereafter be deemed to be Dissenting Shares.

(c)                                  The Company shall give the Parent (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument.  Except to the extent required by Law, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Parent shall have given its written consent to such payment or settlement offer.

2.11                        Withholding Rights.  Each of the Parent, the Purchaser, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any other recipient of payments under this Agreement any amounts as it is required to deduct and withhold with respect to the making of such payment or the vesting, waiver of restrictions or other actions provided for in this Agreement, under the Code, or any other applicable state, local or foreign Law.  Any amounts so withheld and remitted to the applicable Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the holder or other recipient in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Purchaser that the statements contained in this ARTICLE III are true and correct, as of the date hereof, the Acceptance Time and the Closing Date (except for representations and warranties that are made as of a specific date, which are only made as of such date), except (a) as disclosed or reflected in the Company SEC Reports filed or furnished at least two Business Days prior to the date hereof, other than the exhibits and schedules to such Company SEC Reports or disclosures in the “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein relating to information, factors or risks that are predictive, cautionary or forward looking in nature (and (i) then only to the extent that the relevance of any disclosed event, item or occurrence in such Company SEC Report to a matter covered by a representation or warranty set forth in this ARTICLE III is reasonably apparent on its face as to matters and items which are subject of such representation or warranty and (ii) without giving effect to any amendment to any such documents filed on or after the date that is two Business Days prior to the date hereof) or (b) as set forth herein or in the Company Disclosure Schedule.

3.1                               Organization, Standing and Power.

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties and assets it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so qualified, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect.

(b)                                 The Company has made available to the Parent true, correct and complete copies of (i) the Restated Certificate of Incorporation of the Company filed as Exhibit 3.1 to the Form 8-K filed with the SEC on August 4, 2011 (the “Company Charter”) and (ii) the Amended and Restated By-Laws of the Company filed as Exhibit 3.2 to the Form 8-K filed with the SEC on August 4, 2011 (the “Company By-laws”).  Each of the Company Charter and Company By-laws are in full force and effect, and the Company is not in violation of any of the provisions of such documents.

3.2                               Capitalization.

(a)                                 The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $0.0001 par value per share (the “Company Preferred Stock”).  The Company Common Stock and the Company Preferred Stock are entitled to the rights and privileges set forth in the Company Charter.  As of the Capitalization Date, (i) 39,943,806 shares of Company Common Stock were issued and outstanding and no shares of Company Common Stock were held in treasury and (ii) no shares of Company Preferred Stock were issued or outstanding.

(b)                                 The Company has made available to the Parent a complete and accurate list, as of the Capitalization Date, of all Company Stock Plans, indicating for each Company Stock Plan, as of such date, (i) the names or employee numbers of the holders of Company Stock Options, Company RSUs and Company PSUs, (ii) with respect to each outstanding Company Stock Option, the type of option, the grant date, the expiration date, the number of shares of Company Common Stock subject to such Company Stock Option and the exercise price of such Company Stock Option, (iv) the number of shares of Company Common Stock reserved for future issuance under each Company Stock Plan, (v) the aggregate number of shares of Company Common Stock that are subject to Company RSUs, (vi) the aggregate number of shares of Company Common Stock that are subject to Company PSUs and (vii) the vesting schedule for outstanding Company Stock Options, Company RSUs and Company PSUs.  The Company has made available to the Parent complete and accurate copies of all (A) Company Stock Plans, (B) forms of stock option agreements evidencing Company Stock Options, and (C) forms of agreements evidencing Company RSUs and Company PSUs.

(c)                                  Except for the Company Stock Options, Company RSUs and Company PSUs disclosed to Purchaser, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights or agreements, including without limitation, any restricted stock unit, restricted stock, phantom stock, stock appreciation rights, other equity-based arrangement, or similar rights or obligations, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its

Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement.  Neither the Company nor any of its Subsidiaries is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries.  Except as contemplated by this Agreement or described in this Section 3.2, and except to the extent arising pursuant to applicable state takeover or similar Laws, there are no registration rights, and there is no rights agreement, “poison pill,” anti-takeover plan, shareholder agreement or other similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d)                                 All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal or offer, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter or the Company By-laws or any agreement to which the Company is a party or is otherwise bound. Each Company Stock Option has been issued in compliance with all applicable Laws and constitutes a “stock right” within the meaning of Section 409A of the Code.

(e)                                  There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries.  There are no accrued and unpaid dividends with respect to the shares of Company Common Stock.

(f)                                   There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries.

3.3                               Subsidiaries.

(a)                                 Section 3.3 of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company and for each such Subsidiary: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof (identifying the number or percentage of such equity securities it holds); and (iii) its jurisdiction of incorporation or organization.

(b)                                 Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties or assets owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect.  All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, not directly or indirectly repaid, nonassessable and free of any purchase option, call option, right of first refusal or offer,  subscription right, preemptive right or any similar right and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all Liens.  There are no outstanding or authorized options, warrants, rights, agreements or commitments, including without limitation, any restricted stock unit, restricted stock, phantom stock, stock appreciation rights, other equity-based arrangement, or similar rights or obligations, to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c)                                  No insolvency or similar Proceedings have been, or have been threatened to be, opened over the assets of any Subsidiary of the Company, and there are no circumstances that would require or justify the opening of or application for such Proceedings.

(d)                                 The Company has made available to the Parent complete and accurate copies of the charter, bylaws or other organizational documents (in each case, including all amendments thereto) of each Subsidiary of the Company.

(e)                                  The Company does not own (beneficially or of record), directly or indirectly, any capital stock of any Person that is not a Subsidiary of the Company, other than securities held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such Person and that are set forth on Section 3.3(e) of the Company Disclosure Schedule.

3.4                               Authority; No Conflict; Required Filings and Consents.

(a)                                 The Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”) to the extent required by applicable Law consummate the Merger.  The Company Board, at a meeting duly called and held, duly adopted resolutions (i) approving and declaring the advisability of this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (ii) determining and declaring that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and that the stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (iii) declaring that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders, (iv) resolving to recommend that the

Company’s stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and (v) directing that this Agreement be submitted to the stockholders of the Company for their adoption and resolving to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement to the extent required by applicable Law.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval to the extent required by applicable Law to consummate the Merger.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Parent and the Purchaser, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)                                 The execution and delivery of this Agreement by the Company do not, and (assuming the receipt of the Company Stockholder Approval to the extent required by applicable Law to consummate the Merger) the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter or the Company By-laws or of the charter, bylaws or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Liens (other than Permitted Liens) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, Order, statute, Law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not material to the Company and its Subsidiaries (taken as a whole).

(c)                                  No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Offer Documents, the Schedule 14D-9 and (as contemplated by this Agreement) the proxy or information statement (the “Proxy Statement”)

with respect to the Company Meeting with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws, the rules and regulations of the Nasdaq Stock Market and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, that, individually or in the aggregate, would not be material to the Company and its Subsidiaries (taken as a whole). The information provided in the document titled “Client Revenue by Country Anit-Trust” (sic) with reference number 2.6.15 uploaded on March 27, 2017 to the online virtual data room established for the purposes of due diligence of the Company and its Subsidiaries, is true, accurate and not misleading.

(d)                                 If a vote of stockholders of the Company is required by the DGCL, the affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock at the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement or for the consummation by the Company of the Merger.  There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(e)                                  The Compensation Committee of the Company Board, or a committee of the Company Board consisting solely of independent directors (as defined in the Nasdaq Marketplace Rules), has taken, at a duly convened meeting thereof, all such actions as may be required to cause to be exempted under Rule 14d-10(d)(2) under the Exchange Act, any and all employment compensation, severance and employee benefit agreements and arrangements that have been entered into or granted by the Company or any of its Subsidiaries with or to directors, officers, or employees of the Company or any of its Subsidiaries, to cause such agreements and arrangements satisfy the non-exclusive safe harbor provisions of Rule 14d-10(d)(2) under the Exchange Act.

3.5                               SEC Filings; Financial Statements; Information Provided.

(a)                                 Except for the Restatement and any Restatement-Related Events, the Company SEC Reports, as of their respective filing dates and if amended prior to the date hereof, as of the filing date of the last such amendment, complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Reports and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading in any material respect.  Except for the Restatement and any Restatement-Related Events, the certifications and statements required by Rule 13a-14 of the Exchange Act, and Section 906 of the Sarbanes-Oxley Act relating to the Company SEC Reports were accurate and complete, and complied as to form and content with all applicable Laws as of the respective dates of such filings (or, if amended or superseded by a filing prior to the date hereof, then on the dates of such filings).  Except in connection with the Restatement and any Restatement-Related Events and for such comments of the SEC as are available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Entity that such Company SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the Company’s Knowledge, there is not, any investigation or review being conducted by the SEC or any other Governmental Entity  of any Company SEC Reports (including the financial statements included therein).  Except in connection with the Restatement and any Restatement-Related Events, as of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff with respect to the Company or the Company SEC Reports.

(b)                                 Each of the consolidated financial statements relating to the Company and its Subsidiaries set forth on Section 3.5 of the Company Disclosure Schedule (the “Unaudited Financial Statements”) (i) have been prepared in good faith by the Company in conformity with the books and records of the Company, (ii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and, where applicable, cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby and (iii) are in conformity with GAAP except as set forth on Section 3.5(b) of the Company Disclosure Schedule due to the Restatement and the Restatement-Related Events.  There are no off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K and there are no obligations to enter into any such arrangements.

(c)                                  The information to be supplied by or on behalf of the Company for inclusion in the Schedule TO or the Offer Documents, on the date the Schedule TO is filed with the SEC and on the date the Offer Documents are first published, sent or given to holders of shares of Company Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in any material respect, in light of the circumstances in which they shall be made.

3.6                               No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (a) as expressly disclosed in the Company Balance Sheet, (b) for liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet that, otherwise, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect and (c) for liabilities arising directly out of the Restatement or Restatement-Related Events and (d) for liabilities required to be incurred in connection with the entry into this Agreement and the consummation of the Transactions.

3.7                               Internal Controls and Disclosure Controls. Except as directly related to the Restatement and any Restatement-Related Events, the Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to comply in all material respects with all legal and accounting requirements applicable to the Company and provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries, including reasonable assurances that (i) financial transactions are executed in accordance with the general and specific authorization of the management of the Company or the applicable Subsidiary of Company, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and other legal and accounting requirements applicable to the Company or the applicable Subsidiary of Company and to maintain proper accountability for items, (iii) access to their respective property and assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.  Except as directly related to the Restatement and any Restatement-Related Events, the Company (x) has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s chief executive officer and chief financial officer to allow timely decisions regarding required disclosure and (y) based on its most recent evaluation of the Company’s internal and disclosure controls and procedures, has disclosed, to the extent required by applicable Law, in any applicable Company SEC filing that is reported on Form 10-K or Form 10-Q, or any amendments thereto, and to the Company’s auditors and the audit committee of the Company’s board of directors, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.  Except as directly related to the Restatement and any Restatement-Related Events, and except as described in the Company SEC Reports, (I) the Company does not have any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (II) to the Company’s Knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  Except as directly related to the Restatement and any Restatement-Related Events, all accounts, books and ledgers relating to the Company or the Company’s Subsidiaries have been properly and accurately kept in accordance with the Company’s and its Subsidiaries’ respective accounting practices and applicable Law, are complete and contain the true and accurate records of all information required to be recorded therein in all material respects, contain or reflect no material inaccuracies or discrepancies of any kind therein, and have recorded therein the results of operations and the assets and liability of the Company and each of the Company’s Subsidiaries required to be reflected under GAAP and other legal and accounting requirements applicable to the Company or such Subsidiary of the Company.  Except as directly related to the Restatement and any Restatement-Related Events, such accounts, books, ledgers and records, to the extent they contain important information that is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques utilized by companies of comparable size in similar lines of business.  Since January 1, 2014 and except as described in the Company’s SEC Reports or as related to the Restatement and any Restatement-Related Events, (A) the Company has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices and (B) no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or its officers, directors, employees or agents to the board of directors of the Company or any committee thereof.

3.8                               Absence of Certain Changes or Events.  Since December 31, 2016, there have not been any changes, circumstances, events or effects that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in Section 3.8 of the Company Disclosure Schedule, from December 31, 2016, except as contemplated hereby, (a) the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business and (b) none of the Company or any of its Subsidiaries has taken any action that would have required the consent of the Parent under Section 5.1 of this Agreement had such action or event occurred during the Pre-Closing Period.

3.9                               Taxes.

(a)                                 The Company and each Subsidiary of the Company has timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it on or prior to the date hereof and all such filed Tax Returns are correct, complete and accurate in all material respects.  The Company and each Subsidiary of the Company has timely paid all material Taxes, including installment and estimated Taxes (whether or not shown on any Tax Return), that are or were due and payable or otherwise subject to collection action by a Governmental Entity.

(b)                                 All material Taxes which the Company or any Subsidiary of the Company has been required by Law to withhold or to collect for payment on or prior to the date hereof have been duly withheld and collected and have been timely paid to the appropriate Governmental Entity.  The Company and each Subsidiary of the Company has complied in all material respects with all information reporting and withholding requirements in connection with amounts paid or owing to any employee, independent contractor or other third party.

(c)                                  There is no action, suit, Proceeding, investigation, audit, claim, collection, assessment or administrative or judicial Proceeding pending, being conducted, or, to the Company’s Knowledge, proposed or threatened with respect to any Tax Return or Taxes with respect to the Company or any Subsidiary of the Company.  Since January 1, 2013, none of the Company or any Subsidiary of the Company has been the subject of an audit by any Governmental Entity, and no change or adjustment has been required in connection with any such audit.  Section 3.9(c) of the Company Disclosure Schedule sets forth a list of all audits and similar Proceedings with respect to the Taxes of the Company or any Subsidiary of the Company that have ended since January 1, 2013. There are no closing agreements or similar arrangements with any taxing authority with regard to the determination of the Tax liability of the Company or any Subsidiary of the Company that are still in effect.  None of the Company or any Subsidiary of the Company has granted any extension or waiver of the statute of limitations period, or of the time for assessment or collection, applicable to any Tax or Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(d)                                 Neither the Company nor any Subsidiary of the Company has any liability for Taxes of another person (other than the Company or a Subsidiary of the Company) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law) as a result of filing Tax Returns on a consolidated, combined, or unitary basis with such Person.  Since January 1, 2013, neither the Company nor any Subsidiary of the Company constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(e)                                  Neither the Company nor any Subsidiary of the Company has (A) participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Tax Law) or (B) taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or foreign Tax Law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax Law).

(f)                                   The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during any portion of the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(g)                                  No claim has been made in writing by any Governmental Entity in any jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary is or may be subject taxation in such jurisdiction.

(h)                                 No Liens with respect to any Taxes have been filed against, or otherwise encumber, the assets of the Company or any Subsidiary of the Company, other than for Taxes not yet due and payable.

(i)                                     Neither the Company nor any Subsidiary of the Company is a party to, is bound by or has any obligation (other than any obligations arising under this Agreement or any obligation to the Company or a Subsidiary of the Company or obligations arising under capital or equipment leases that are not primarily related to Taxes and which such capital or equipment leases were entered into in the Ordinary Course of Business) under a Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement.  Neither the Company nor any Subsidiary of the Company has granted any Person any power of attorney with respect to any Tax matter that continues in force after the Closing.

(j)                                    Except to the extent required by the Restatement, neither the Company nor any Subsidiary of the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period that ends after the Closing Date as a result of any change in accounting method, installment sale, open transaction or intercompany transaction that occurred prior to the Closing Date, the execution of any closing agreement as described in Section 7121 of the Code (or any similar or analogous agreement with any taxing authority) or any prepaid amount received before the Closing Date.

(k)                                 Neither the Company nor any Subsidiary of the Company is or has been a member of an Affiliated Group, other than a group of which the Company is the common parent.

3.10                        Real Property; Personal Property.

(a)                                 Neither the Company nor any of its Subsidiaries owns any real property.

(b)                                 Section 3.10(b) of the Company Disclosure Schedule sets forth a complete and accurate list of  (i) all of the Leased Real Property, including the street address, leased by the Company or any of its Subsidiaries, and (ii) all of the leases, subleases, licenses and other contracts with respect to the use and occupancy for each parcel of Leased Real Property, together with all amendments, modifications and supplements thereto and assignments and subleases thereof (collectively, the “Company Leases”).  The Company and its Subsidiaries, as applicable, have a leasehold interest in all Leased Real Property pursuant to the Company Leases, free and clear of all Liens (except for Permitted Liens). The Company and its Subsidiaries have not assigned or sublet their interests under any Company Lease to any other Person.  Neither the Company nor any of its Subsidiaries leases or subleases any real property.  Each Company Lease is a legal, valid and binding obligation of the Company or any of its Subsidiaries, as applicable, and, of each counterparty thereto, and is in full force and effect in accordance with its terms.   Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases.  No notice of default, not already cured, under any Company Lease is outstanding, and no event has occurred which, with the giving of notice or passage of time, would constitute a material breach or default under any of the Company Leases.  There are no pending or, to the Company’s Knowledge, threatened condemnation, expropriation or similar Proceedings against the Company or any of its Subsidiaries or otherwise relating to any Leased Real Property and neither the Company nor any of its Subsidiaries has received any written notice of the same, except for such Proceedings which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect on the use or occupancy of any Leased Real Property affected thereby or otherwise materially impair the business operations as currently conducted at such Leased Real Property.  The current uses of each Leased Real Property comply with applicable Laws. Neither the Company nor any of its Subsidiaries has obtained a subordination non-disturbance and attornment or similar agreement with respect to any particular Company Lease from any mortgagee of any landlord of any property subject to a Company Lease whose mortgage ranks in priority to that Company Lease.  None of the Company Leases has been assigned by the Company or any of its Subsidiaries in favor of any Person. The Company has made available to the Parent complete and accurate copies of all Company Leases.

(c)                                  The Leased Real Property constitutes all of the real property used or occupied by the Company and its Subsidiaries in connection with the conduct of the business of the Company.

(d)                                 All Leased Real Property and the related improvements, facilities, building systems, machinery and equipment used by the Company and its Subsidiaries in the conduct of their respective businesses have been maintained in accordance with the Company’s and its Subsidiaries’ normal practices and are, taken as a whole, in reasonably good operating condition and repair and in adequate condition for the operation of the Company’s and its Subsidiaries’ business, ordinary wear and tear excepted.

(e)                                  Neither the Company nor any of its Subsidiaries has granted and, to the Company’s Knowledge, there are no currently outstanding options or rights of first refusal of any third party to purchase or lease the Leased Real Property, or any portion thereof or interest therein.

(f)                                   Each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, or with respect to licensed assets, a valid license to use, the material tangible personal assets and properties used or held for use by it in connection with the conduct of its business as conducted on the date of this Agreement, free and clear of all Liens other than Permitted Liens.  Each material tangible asset of the Company and each of its Subsidiaries (i) has been maintained in accordance with normal industry practices and (ii) is in good operating condition and repair, subject to normal wear and tear.

3.11                        Intellectual Property.

(a)                                 To the Company’s Knowledge, the Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property used or held for use by the Company and its Subsidiaries in the conduct of the business of the Company and its Subsidiaries, as currently conducted.

(b)                                 The execution and delivery of this Agreement by the Company and the consummation of the Offer and the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to Company Intellectual Property, or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, as currently conducted.

(c)                                  Section 3.11(c) of the Company Disclosure Schedule identifies all United States, foreign, national and international patents, patent applications, trademark registrations and applications, copyright registrations and applications that are owned by the Company or any of its Subsidiaries.  All issued patents and registrations for trademarks, service marks and copyrights listed on Section 3.11(c) of the Company Disclosure Schedule are subsisting and have not expired or been canceled and to the Company’s Knowledge are valid.  All documentation necessary to establish the Company or any of its Subsidiaries as the record owner of the Intellectual Property listed on Section 3.11(c) has been recorded in the United States Patent and Trademark Office, the United States Copyright Office and other official offices, as applicable.

(d)                                 The conduct of the business of the Company and its Subsidiaries, as currently conducted, does not infringe, violate or constitute a misappropriation of, and, in the three (3) years prior to the date of this Agreement, the business has not infringed, violated or misappropriated, any Intellectual Property of any third party.  Between January 1, 2014 and the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or notice from any Person (i) alleging any such infringement, violation or misappropriation or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property.

(e)                                  The Company and its Subsidiaries have implemented and taken reasonable measures to protect the secrecy and confidentiality of all information that the Company considers to be a material trade secret or that is otherwise material non-public proprietary information relating to their business or is required to be kept confidential, and, to the Company’s Knowledge, no unauthorized disclosure of any such information has been made.

(f)                                   The Company and its Subsidiaries have required and obtained from each employee and independent contractor of the Company or any of its Subsidiaries who is involved in the development of material Intellectual Property to execute one or more agreements with provisions relating to the protection of the Company’s or any of its Subsidiaries’ confidential information and the exclusive ownership by the Company or any of its Subsidiaries, as applicable, of all Intellectual Property developed for the Company or any of its Subsidiaries within the scope of the individual’s employment or independent contractor relationship with the Company or its Subsidiaries, as applicable.  No such employee or independent contractor has asserted or threatened a claim against the Company or its Subsidiaries with respect to any such Intellectual Property, and, to the Company’s Knowledge, no such employee or independent contractor has a valid claim against the Company or its Subsidiaries with respect to any such Intellectual Property.

(g)                                  To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property in any material respect.

(h)                                 The Company and its Subsidiaries have not entered into any Contract that grants any license, sublicense or other rights to any third party with respect to any material Company Intellectual Property, including any Intellectual Property listed on Section 3.11(c) of the Company Disclosure Schedule, except for non-exclusive licenses or sublicenses granted to customers in the Ordinary Course of Business.

(i)                                     The Company and its Subsidiaries have complied in all material respects with all laws, contractual obligations and internal and public privacy policies of the Company applicable to the Company or any of its Subsidiaries and related to the privacy of, and the collection, storage, use, disclosure, transfer and protection of, personally identifiable information.  From January 1, 2014 through the date of this Agreement, the Company and its Subsidiaries have not: (A) received any written notice asserting any violation by the Company or any of its Subsidiaries of any such Law, contractual obligation or privacy policies; and (B) experienced a material data breach involving a third party obtaining unauthorized access to any such personally identified information or confidential customer data from the Company and its Subsidiaries or their IT Systems.

(j)                                    Neither the Company nor any of its Subsidiaries has disclosed to any third party any source code for any material software owned by the Company or any of its Subsidiaries and has not entered into any Contract that expressly obligates the Company or any of its Subsidiaries to disclose any such source code to a third party (including upon the occurrence of an event or satisfaction of a condition).  No software owned by the Company or its Subsidiaries or distributed as a part of any goods or services provided by the Company or its Subsidiaries to any third party has been or is being distributed, in whole or in part, or was used, or is being used, in each case by the Company or its Subsidiaries, in conjunction with any Public Software in a manner which would require that, pursuant to the terms of the corresponding Public Software License, such software owned by the Company or its Subsidiaries (excluding the original Public Software) or modification thereto be disclosed or distributed in source code form, made available at no charge or otherwise licensed to third parties, in any material respect.

(k)                                 The IT Systems of the Company and its Subsidiaries are adequate in all material respects for the operation of the business of the Company and its Subsidiaries as currently conducted.  The Company and its Subsidiaries have taken commercially reasonable steps to provide for the back-up and recovery of material data and implemented commercially reasonable disaster recovery plans, procedures and facilities.

3.12                        Contracts.

(a)                                 The Company has made available to the Parent a complete and accurate copy of each Company Material Contract, including each amendment thereto, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of their respective assets or properties are subject as of the date of this Agreement.  A complete and accurate list of each such Company Material Contract is set forth on Section 3.12 of the Company Disclosure Schedule and organized in accordance with the clauses of the definition of “Company Material Contract.”

(b)                                 Each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms.  Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract.

(c)                                  Neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

(d)                                 Neither the execution, delivery and performance by the Company of this Agreement, nor the consummation of the Transaction, will (i) require from the Company any notice to, declaration or filing with, or consent or approval of any Person under any Company Material Contract or (ii) violate or result in a violation of, or conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any of the Company Material Contracts.

3.13                        Customers and Suppliers.

(a)                                 Section 3.13(a)(i) of the Company Disclosure Schedule lists the one hundred (100) largest customers of the Company and its Subsidiaries (based on aggregate revenue generated from such customers) for the fiscal year ended December 31, 2016 (collectively, the “Top Customers”) and sets forth the aggregate revenues attributable to each such customer during the fiscal years ended December 31, 2015 and December 31, 2016.  Neither the Company nor any of its Subsidiaries has received any notice (oral or written) that any of its Top Customers has ceased, or intends to cease, to use the Company’s or its Subsidiaries’ goods or services or otherwise terminate or materially reduce the volume of business that it conducts with the Company or its Subsidiaries or materially alter the terms and conditions (whether related to payment, price or otherwise) of any Contract with the Company or any of its Subsidiaries.

(b)                                 Section 3.13(b)(i) of the Company Disclosure Schedule lists the thirty five (35) largest suppliers of the Company and its Subsidiaries (based on purchases made by the Company and its Subsidiaries from such suppliers) for the fiscal year ended December 31, 2016 (collectively, the “Top Suppliers”) and sets forth the aggregate expenditures attributable to each such supplier during the fiscal years ended December 31, 2015 and December 31, 2016.  Neither the Company nor any of its Subsidiaries has received any notice (oral or written) that any Top Suppliers have ceased, or intends to cease, to supply goods or services to the Company or any of its Subsidiaries or to otherwise terminate or materially alter the terms and conditions (whether related to payment, price or otherwise) upon which it supplies good or services to the Company or any of its Subsidiaries.

3.14                        Litigation.  Except for Restatement-Related Claims, as of the date of this Agreement, there is no action, suit, proceeding, audit, claim, arbitration, hearing or investigation (collectively, a “Proceeding”) to which the Company or any of its Subsidiaries, or any of their properties, assets or rights, or any of their officers or directors, is a party or subject to, pending or, to the Company’s Knowledge, threatened, in each case that, individually or in the aggregate, would reasonably be likely to (i) result in losses, damages or other costs to the Company and its Subsidiaries in excess of $250,000 or (ii) have a Company Material Adverse Effect.  As of the date of this Agreement, there are no judgments, Orders or decrees outstanding against the Company or any of its Subsidiaries that, are, or would reasonably be likely to be, material to the Company and its Subsidiaries.  As of the date hereof, there is no Proceeding to which the Company or any Company Subsidiary is a party pending or, to the Company’s Knowledge, threatened seeking to prevent, hinder, modify, delay or challenge the Offer or the Merger or any of the other transactions contemplated by this Agreement.

3.15                        Environmental Matters.

(a)                                 Except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect:  (i) neither the Company nor any of its Subsidiaries is in violation of any Environmental Law, (ii) the Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and its Subsidiaries are in compliance with such permits, licenses and other authorizations, (iii) there are no Environmental Claims pending or threatened against the Company or any of its Subsidiaries, (iv) there have been no Releases of Hazardous Substances at any property when owned, leased or operated by the Company or any of its

Subsidiaries or at any facility that may have received Hazardous Substances generated by the Company or any of its Subsidiaries, and (v) there are no aboveground or underground storage tanks at any of the properties owned, leased or operated by the Company or any of its Subsidiaries.

(b)                                 The only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.15.

3.16                        Employee Benefit Plans.

(a)                                 Section 3.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all material Company Employee Plans and all Material Employment Agreements.

(b)                                 With respect to each Company Employee Plan, the Company has made available to the Parent a complete and accurate copy of: (i) such Company Employee Plan, including without limitation all plan documents, benefit schedules, trust agreements and insurance contracts and other funding vehicles; (ii) the most recent annual report (Form 5500 Series) and accompanying schedule filed with the Internal Revenue Service, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service, if any.  The Company has delivered or made available to the Parent a true, correct and complete copy of each Material Employment Agreement. The Company has no obligations, binding or otherwise, to grant or award any new equity or equity-based compensation to any Person and neither the Company nor any of its Subsidiaries has undertaken to make any material amendment or to adopt or approve any new material Company Employee Plan or Material Employment Agreement.

(c)                                  Each Company Employee Plan has been administered in accordance with, and is now in compliance, in all material respects, with all provisions of ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms.  There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Employee Plan or the imposition of any lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code.

(d)                                 With respect to each Company Employee Plan, all material contributions required to be made by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Employee Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements.  Each Company Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(e)                                  Section 3.16(e) of the Company Disclosure Schedule identifies each Plan that is intended to be qualified under Section 401(a) of the Code (“Qualified Plans”).  Each Qualified Plan has received a determination letter from the Internal Revenue Service to the effect that such Qualified Plan is qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that have received such letters, no such determination letter has been revoked and revocation has not been threatened, and there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust.  Section 3.16(e) of the Company Disclosure Schedule identifies each trust funding to any Plan that is intended to meet the requirements of Code Section 501(c)(9), and each such trust meets such requirements and provides no disqualified benefits (as such term is defined in Code Section 4976(b)).

(f)                                   No Plan is subject to Section 412 or 4971 of the Code or Title IV or Section 302 of ERISA.

(g)                                  None of the Company, its Subsidiaries nor any of their ERISA Affiliates has ever maintained, sponsored or has at any time had any obligation to contribute to (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or (ii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”).

(h)                                 None of the Company or any of its Subsidiaries or any of their ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full and there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing.  Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(i)                                     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or related trust or any Material Employment Agreement or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)                                    None of the Company nor any of its Subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries.

(k)                                 None of the Company and its Subsidiaries nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Employee Plans or their related trusts, the Company, any of its Subsidiaries or any Person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)                                     There are no pending or, to the Company’s Knowledge, threatened claims (other than claims for benefits in the Ordinary Course of Business), Proceedings which have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists which may reasonably give rise to a Proceeding, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the U.S. Department of Treasury, the U.S. Department of Labor, any Multiemployer Plan, any Plan, any participant in a Plan or any other party.

(m)                             All Company Employee Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

3.17                        Compliance With Laws; Permits.

(a)                                 Laws.  Except for the Restatement and any Restatement-Related Events, the Company and each of its Subsidiaries is in compliance with, and is not in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, are not material to the Company and its Subsidiaries (taken as a whole).  Except for the Restatement and any Restatement-Related Events, to the Company’s Knowledge, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is existing or pending, nor has any Governmental Entity indicated to the Company or any Company Subsidiary an intention to conduct any such investigation, except for such investigations the outcomes of which would not be material to the Company and its Subsidiaries (taken as a whole).

(b)                                 Export Control Laws.  The Company and its Subsidiaries are in compliance with all applicable export control laws, including those administered by the U.S. Department of Commerce and the U.S. Department of State, and applicable asset control laws, including those administered by the U.S. Department of the Treasury, except for failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c)                                  Permits.  The Company and its Subsidiaries have all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (the “Company Permits”) required to conduct their businesses as now being conducted, except for such Company Permits, the absence of which, individually or in the aggregate, are not material to the Company and its Subsidiaries (taken as a whole).  The Company Permits are valid, in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.  The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits in all material respects.

3.18                        Business Practices.  The Company and its Subsidiaries conduct and, to the extent any non-compliance in the past may still be relevant as of today or in the future, have conducted their respective business in compliance with the legal requirements under the U.S. Foreign Corrupt Practices Act 1977, as amended, and any similar Laws or regulations in any other jurisdiction, to the extent applicable to the Company and its Subsidiaries from time to time.  Neither the Company, nor any of its Subsidiaries nor any employee or former employee thereof or other person affiliated with or acting on behalf of the Company or any Company Subsidiary, has, directly or indirectly, done anything of the following on behalf of the Company or any Company Subsidiary:

(i)                                     used any funds for unlawful contributions, bribes, kickbacks, gifts, entertainment or other unlawful expenses relating to political activity;

(ii)                                  made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any Company Subsidiary;

(iii)                               established or maintained any unlawful or unrecorded fund of monies or other assets of the Company or any Company Subsidiary; or

(iv)                              made any unlawful contributions or payments, bribes, kickbacks, gifts, entertainment or other unlawful expenses of a similar or comparable nature to any Person whether in money, property or services, to obtain favourable treatment in securing business or to obtain special concessions, or to pay for favourable treatment for business secured or for special concessions already obtained.

3.19                        Affiliated Transactions.  No present or former director, officer, stockholder, partner, member, employee or Affiliate (other than Subsidiaries of the Company) of the Company or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Related Party”) is a party to any Contract with or binding upon the Company or its Subsidiaries (other than employment agreements or compensation arrangements for services rendered as a director, officer or employee in the Ordinary Course of Business) or any of their respective properties or assets or has any material interest in any property used by the Company or its Subsidiaries or has engaged in any transaction with the

Company or any of its Subsidiaries since January 1, 2012, in either case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (a “Company Affiliate Transaction”).  Any Company Affiliate Transaction as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of its Subsidiaries as would have been obtainable by the Company in a similar transaction with an unaffiliated third party.  To the Company’s Knowledge, no Related Party of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract with the Company or any of its Subsidiaries.

3.20                        Labor Matters.

(a)                                 The Company and its Subsidiaries have complied with all applicable Laws and agreements relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, and occupational safety and health.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Company’s Knowledge, threatened Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization.  As of the date of this Agreement, there are no pending or, to the Company’s Knowledge, threatened organizing activities, labor strikes, walkouts, work stoppages, slow-downs, lockouts, material arbitrations or material grievances, or other material labor disputes involving the Company or any of its Subsidiaries.

(b)                                 The Company, its Subsidiaries and each member of their respective business enterprises has complied with the Worker Adjustment and Retraining Notification Act and all similar state, local and foreign Laws.

(c)                                  Each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Employee Plans) is properly so characterized, except to the extent immaterial, individually and in the aggregate, to the business of the Company and its Subsidiaries taken as a whole.

3.21                        Opinion of Financial Advisor.  The Company Board has received from the Company’s financial advisor, Stifel, Nicolaus & Company, Incorporated (the “Financial Advisor”), an opinion (the “Fairness Opinion”), dated as of the date hereof, to the effect that, as of such date and based upon and subject to various assumptions, qualifications, limitations and other matters set forth therein, the consideration to be received by the holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders, and an executed copy of such opinion has been provided to the Parent for information purposes only.

3.22                        Takeover Statutes.  No “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Law (a “Takeover Statute”) is applicable to this Agreement or any transaction contemplated by this Agreement.

3.23                        Insurance. Section 3.23 of the Company Disclosure Schedule contains an accurate list of the insurance policies currently maintained by or for the benefit of the Company or any of its Subsidiaries (collectively, the “Insurance Policies”), including in respect of each such Insurance Policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium or collateral.  Such Insurance Policies (i) are in full force and effect on the date of this Agreement, and (ii) provide coverage against such risks and in such amounts customary for companies of similar size, in their geographic regions and in the respective business in which the Company and each of its Subsidiaries operate.  There are currently no claims pending against any of the Company or its Subsidiaries to which coverage under any of the Insurance Policies has been questioned, denied or disputed by the underwriters of such Insurance Policy.  The limits of the Insurance Policies have not been materially eroded, the aggregate limits have not been exhausted, and there are no gaps in historical limits.  All premiums due and payable with respect to such Insurance Policies have been paid to date, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such Insurance Policies.  Neither the Company nor any of its Subsidiaries have received written notice of cancelation or termination of any Insurance Policy.

3.24                        Solvency. The Company and its Subsidiaries, taken as a whole, are Solvent.

3.25                        Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

3.26                        Accounts Receivable; Accounts Payable.

(a)                                 All accounts receivable of the Company and its Subsidiaries set forth in the Required Financial Information and the Unaudited Financial Statements were acquired or arose from sales actually made or services actually performed in the Ordinary Course of Business that represent bona fide transactions and valid and enforceable claims, subject to no set-off (other than set-off for accounts payable due from the counter party thereof), counterclaim or lawsuit and are collectible in accordance with their terms, except to the extent of any reserves against such accounts receivable reflected in the Required Financial Information and the Unaudited Financial Statements.

(b)                                 All accounts payable of the Company and its Subsidiaries set forth in the Required Financial Information and the Unaudited Financial Statements arose in bona fide arm’s-length transactions in the Ordinary Course of Business.

3.27                        No Other Company Representations or Warranties.  The Company hereby acknowledges and agrees that, except for the representations and warranties set forth in ARTICLE IV (in each case as qualified and limited by the Purchaser Disclosure Schedule), none of the Parent or the Purchaser, or any of its or their respective Affiliates, stockholders or

Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to the Parent or the Purchaser or their respective business or operations.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

The Parent and the Purchaser, jointly and severally, represent and warrant to the Company that the statements contained in this ARTICLE IV are true and correct, as of the date hereof, and the Closing Date (except for representations and warranties that are made as of a specific date, which are only made as of such date), except as set forth herein or in the Purchaser Disclosure Schedule.

4.1                               Organization, Standing and Power.  Each of the Parent and the Purchaser is duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of the jurisdiction of its incorporation, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign organization or entity in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Parent Material Adverse Effect.

4.2                               Authority; No Conflict; Required Filings and Consents.

(a)                                 Each of the Parent and the Purchaser has all requisite power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Purchaser (which shall occur immediately after the execution and delivery of this Agreement), to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Parent and the Purchaser have been duly authorized by all necessary action on the part of each of the Parent and the Purchaser, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Purchaser (which shall occur immediately after the execution and delivery of this Agreement).  This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each of the Parent and the Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)                                 The execution and delivery of this Agreement by each of the Parent and the Purchaser do not, and the consummation by the Parent and the Purchaser of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws or other organizational documents of the Parent or the Purchaser, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien (other than a Permitted Lien) on the Parent’s or the Purchaser’s assets under, any of the terms, conditions or provisions of any Contract to which the Parent or the Purchaser is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i), (ii), (iii), (iv) and (v) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, Order, decree, statute, Law, ordinance, rule or regulation applicable to the Parent or the Purchaser or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

(c)                                  No consent, approval, license, permit, Order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of the Parent are listed for trading is required by or with respect to the Parent or the Purchaser in connection with the execution and delivery of this Agreement by the Parent or the Purchaser or the consummation by the Parent or the Purchaser of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) required filings of the Offer Documents, the Schedule 14D-9 and (as contemplated by this Agreement) the Proxy Statement under the Exchange Act, (iv) the filing of such other reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities Laws and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, are not reasonably likely to have a Parent Material Adverse Effect.

4.3                               Information Provided.  The information to be supplied by or on behalf of the Parent for inclusion in (i) the Schedule 14D-9, on the date the Schedule 14D-9 is filed with the SEC and on the date the Schedule 14D-9 is first published, sent or given to holders of shares of Company Common Stock and at the time of any amendment or supplement thereto, and (ii) the Proxy Statement (as contemplated by this Agreement) to be sent to the stockholders of the Company in connection with the Company Meeting, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting and at the Effective Time, shall not contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Offer or the solicitation of proxies for the Company Meeting (as the case may be) which has become false or misleading.

4.4                               Operations of the Purchaser.  The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by, or in connection with, this Agreement and the transactions contemplated by this Agreement.

4.5                               Financing.  The Parent has delivered to the Company true and complete copies of (a) the executed commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), from Marlin Equity IV, L.P., pursuant to which Marlin Equity IV, L.P. has agreed to make an equity investment in the Parent, subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Equity Financing”) and (b) the executed commitment letter and Redacted Fee Letter, dated as of April 27, 2017 (collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Letters”), from PNC Bank, National Association, Tennenbaum Capital Partners, LLC and TPG Specialty Lending, Inc. (collectively, the “Lenders”), pursuant to which the Lenders have agreed to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, collectively referred to as the “Financing”) for purposes of financing the Transactions and the related fees and expenses to be incurred by the Parent in connection therewith.  As of the date hereof, neither the Equity Commitment Letter nor the Debt Commitment Letter has been amended or modified and none of the respective obligations and commitments of Marlin Equity IV, L.P. and the Lenders, as applicable, contained in such letters have been withdrawn, terminated or rescinded in any respect.  The Parent or the Purchaser has fully paid any and all commitment fees or other fees in connection with the Equity Commitment Letter and the Debt Commitment Letter that are payable on or prior to the date hereof.  Assuming (i) the Financing is funded in accordance with the Financing Letters and (ii) the accuracy in all material respects of the representations and warranties set forth in Section 3.2 as of the date hereof, the net proceeds contemplated by the Equity Commitment Letter and Debt Commitment Letter, together with the Purchaser’s cash on hand, will in the aggregate be sufficient for the Purchaser to pay the aggregate Merger Consideration (and any repayment or refinancing of debt contemplated by this Agreement, the Equity Commitment Letter or the Debt Commitment Letter) and any other amounts required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses of the Parent and the Purchaser.  The Financing Letters are legal, valid and binding obligations of the Parent and the Purchaser, as applicable, and each of the other parties thereto, except as such enforceability may be limited by the Bankruptcy and Equity Exception. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Parent or the Purchaser under the Equity Commitment Letter or the Debt Commitment Letter. As of the date hereof, the Parent has no knowledge of any facts or circumstances that would be reasonably likely to result in (a) the conditions precedent set forth in the Financing Letters not being satisfied or (b) the full amount of the Financing not being made available, in each case, at the Acceptance Time or the Closing.  The only conditions precedent or other contingencies related to the obligations of Marlin Equity IV, L.P. to fund the full amount of the Equity Financing and the Lenders to fund the full amount of the Debt Financing are those expressly set forth in the Equity Commitment Letter and the Debt Commitment Letter, respectively.  As of the date hereof, there are no side letters or other contracts or arrangements to which the Parent or any of its Affiliates is a party related to the Financing other than as expressly contained in the Financing Letters and delivered to the Company prior to the date hereof.

4.6                               Limited Guarantee.  Concurrently with the execution of this Agreement, the Parent has delivered to the Company the duly executed guarantee of the Guarantor, dated as of the date hereof, in favor of the Company in respect of the Parent’s obligation to pay the Parent Termination Fee and certain other obligations under, or in connection with, this Agreement and the Transactions in the form set forth in Exhibit B (the “Limited Guarantee”).  The Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Limited Guarantee.

4.7                               Solvency.  Assuming (a) satisfaction or waiver of the conditions to the Parent’s and the Purchaser’s obligations to consummate the Offer and the Merger, (b) any estimates, projections or forecasts prepared by the Company or its Representatives that have been provided to Parent, Purchaser or their respective Representatives have been prepared in good faith based upon reasonable assumptions as of the date of preparation thereof and (c) the accuracy of the representations and warranties of the Company set forth in Section 3.5(b) and Section 3.24, and after giving effect to the Transactions (including any permitted alternative financing) and the payment of the aggregate Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Letters, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses of the Parent and the Purchaser relating to the Transactions, each of the Parent and the Purchaser will be Solvent as of the Effective Time and each of the Parent and the Surviving Corporation will be Solvent immediately after the consummation of the Transactions.

4.8                               Absence of Litigation.  As of the date of this Agreement, there is no Proceeding before any Governmental Entity pending and of which the Parent has been notified or, to the Parent’s knowledge, threatened against the Parent or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect.  As of the date of this Agreement, there are no judgments, Orders or decrees by a Governmental Entity outstanding against the Parent or any of its Subsidiaries that, individually or in the aggregate, are reasonably like to have a Parent Material Adverse Effect.

4.9                               Other Agreements or Understandings.  There are no Contracts between or among the Parent, the Purchaser, or any Affiliate of the Parent, on the one hand, and any member of the board of directors or management of the Company or any of its Subsidiaries that relate in any way to the Company or the transactions contemplated hereby.

4.10                        Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by the Company or any of its Subsidiaries in connection with any of the transactions contemplated by this Agreement.

4.11                        No Other Company Representations or Warranties.  The Parent and the Purchaser hereby acknowledge and agree that, except for the representations and warranties set forth in ARTICLE III (in each case as qualified and limited by the Company Disclosure Schedule), (a) none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations.

ARTICLE V

CONDUCT OF BUSINESS

5.1                               Covenants of the Company.  Except as expressly required by this Agreement and as set forth in Section 5.1 of the Company Disclosure Schedule or with the Parent’s prior written consent, during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct and carry on its business in the Ordinary Course of Business; (ii) use its reasonable best efforts to maintain and preserve substantially intact its business organization, insurance coverage, advantageous business relationships and the good will of those having business relationships with it and retain the services of its present officers and key employees; (iii) not take any action that would reasonably be expected to materially adversely affect or delay the ability of any of the parties hereto from obtaining any necessary approvals required by this Agreement, performing its covenants or agreements hereunder, or otherwise materially delay or prohibit the transactions contemplated by this Agreement; (iv) manage working capital in the Ordinary Course of Business; and (v) use its reasonable best efforts to procure consents, in form reasonably satisfactory to the Parent prior to the Effective Time.  Without limiting the generality of the foregoing, except as expressly required by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, or with the Parent’s prior written consent, during the Pre-Closing Period the Company shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, do any of the following:

(a)                                 (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities or rights in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities (including any securities convertible into, or exchangeable or exercisable for, any security or any right to acquire any other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of vested Company Stock Options in full or partial payment of the exercise price, (B) from holders of vested Company Stock Options, Company RSUs or Company PSUs in full or partial payment of any applicable Taxes payable by such holder upon exercise or vesting thereof, as applicable, to the extent required or permitted under the terms thereof or required pursuant to applicable Law or (C) from former employees, directors and consultants in accordance with pre-existing agreements providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration, in each case under this clause (C) in connection with any termination of services to the Company or any of its Subsidiaries;

(b)                                 issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any Lien (other than a Permitted Lien) any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Company Common Stock upon (i) the exercise of Company Stock Options outstanding on the date of this Agreement, (ii) the settlement of Company RSUs or PSUs outstanding on the date of this Agreement or (iii) the exercise of the Warrant;

(c)                                  amend or modify the Company Charter or the Company By-laws or any certificate of incorporation or bylaws or similar organization documents of any Subsidiary of the Company;

(d)                                 acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(e)                                  sell, divest, lease, license, pledge, or otherwise dispose of or subject to any Lien (other than a Permitted Lien) any properties or assets of the Company or of any of its Subsidiaries other than in the Ordinary Course of Business;

(f)                                   adopt any stockholder rights plan, “poison pill,” anti-takeover plan or other similar agreement;

(g)                                  (i) incur any Indebtedness or guarantee any such Indebtedness of another Person (other than (x) to the Company or one of its wholly owned Subsidiaries or (y) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries or (iv) initiate, solicit, encourage, discuss, negotiate, prepare for, facilitate or otherwise incur any liabilities, costs or expenses with respect to, any of the foregoing in clauses (i) through (iii);

(h)                                 make any capital expenditures or other expenditures with respect to property, plant or equipment to the extent that such expenditures would result in the aggregate expenditures for the Company and its Subsidiaries, taken as a whole, for any fiscal quarter exceeding the aggregate amount specified for such line item in the Company’s capital expenditure plan set forth on Section 5.1(h) of the Company Disclosure Schedule by more than the greater of 10% and $10,000; provided that if the expenditures with respect to any line item in a fiscal quarter are less than the amount specified for such line item for such fiscal quarter in the Company’s capital expenditure plan set forth on Section 5.1(h) of the Company Disclosure Schedule (as the same may have been increased by this proviso with respect to shortfalls in prior fiscal quarters), the amount of such line item for the next fiscal quarter shall be deemed increased by the amount of such shortfall (and for the avoidance of doubt, such line item for the next fiscal quarter (as increased by the amount of such shortfall) shall be given the benefit of this proviso);

(i)                                     terminate, cancel or make any changes to the structure, limits or terms and conditions of any of the Insurance Policies, including allowing such policy to expire without renewing such policy or seeking comparable replacement coverage, or materially prejudicing rights to insurance payments or coverage other than in the Ordinary Course of Business;

(j)                                    sell, assign, transfer or exclusively license any Company Intellectual Property, permit the lapse of any right, title or interest to any Company Intellectual Property, including any Intellectual Property listed on Section 3.11(c) of the Company Disclosure Schedule, or terminate, cancel or amend any Company Material Contract in respect of Company Intellectual Property other than in the Ordinary Course of Business;

(k)                                 except as required in connection with the Restatement and any Restatement-Related Events, (i) make any material changes in accounting methods, principles or practices, except insofar as are required by a change in GAAP, (ii) make, revoke, amend or change any material Tax election, (iii) change any annual Tax accounting period, (iv) change any method of Tax accounting, (v) enter into any closing agreement or otherwise settle any Tax claim or assessment, (vi) file any amended income Tax Return, (vii) extend or waive the application of any statute of limitations regarding the assessment or collection of Tax (except with respect to routine extensions relating to the initial filing of a Tax Return or routine audits), (viii) apply for or pursue any Tax ruling, (ix) execute any power of attorney in respect of any Tax matter, or (x) take any action to deny the availability of any material election relating to Taxes;

(l)                                     (i) adopt, enter into, terminate or amend any Material Employment Agreement, any material Company Employee Plan or any collective bargaining agreement, (ii) other than as required by the terms of any Company Employee Plan in effect on the date hereof, increase the compensation or benefits of, or pay any bonus to, any director, executive officer or employee (except for annual increases of salaries in the Ordinary Course of Business), (iii) hire, terminate or promote, any employee with annualized cash compensation of $100,000 or more other than in the Ordinary Course of Business or to the extent necessary to replace a terminated employee, (iv) take any action to accelerate, or that would reasonably be expected to result in the acceleration of, the payment, right to payment or vesting of any compensation or benefits, including any outstanding Company Stock Options, Company RSUs or Company PSUs, other than as contemplated by this Agreement, or (v) grant, pay or award, or promise to grant, pay or award, severance, separation, termination or similar benefits or any stock-based or stock-related awards to any employee, consultant or director, other than severance, separation, termination or similar benefits under a Company Employee Plan in effect on the date hereof, provided that the Parent’s prior written consent thereto shall have been obtained to the extent required under Section 5.1(l)(iii);

(m)                             enter into any Contract that (A) purports to limit, curtail or restrict the ability of the Company or any Company Subsidiary to compete in any business or with any Person or solicit for services in any geographic area; (B) contains a grant of exclusivity; (C) provides any third party with access to source code for any Software owned or licensed by the

Company or any of its Subsidiaries, or that provides for such source code to be put in escrow or a similar arrangement, or otherwise grants a license to such source code, for the benefit of a third party (including upon the occurrence of specified events); or (D) contains “most favored nation” terms by the Company or any Company Subsidiary to any other Person;

(n)                                 settle any threatened or pending Proceeding against the Company other than those that: (A) do not involve the payment by the Company or any of the Company’s Subsidiaries of monetary damages in excess of $150,000 in any individual instance, or $300,000 in the aggregate, plus applicable reserves and any applicable insurance coverage, and do not involve any injunctive or other non-monetary relief or impose restrictions on the business or operations of the Company or any of the Company’s Subsidiaries; and (B) provide for a complete release of the Company and the Company’s Subsidiaries, as applicable, from all claims and do not provide for any admission of liability by the Company or any of the Company’s Subsidiaries;

(o)                                 other than with the Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, settle any threatened or pending Proceeding in connection with or related to the Restatement or any Restatement-Related Events, or take any other action in connection with or related to the Restatement or any Restatement-Related Events that would, or is reasonably likely to, incur any liability or other cost or expense that is not de minimis in nature with respect to, or that would otherwise be adverse to, the Company or its Subsidiaries or their ongoing business operations, including any expenditures with respect to any third party auditors, accountants, legal counsel, or otherwise;

(p)                                 incur any liability or other cost or expense with respect to any third party service providers, including any third party auditors, accountants, legal counsel or investment bankers other than in the Ordinary Course of Business or in connection with the consummation of the Transactions as contemplated by this Agreement; provided that, notwithstanding anything to the contrary, engaging in or conducting an audit of the Company or its Subsidiaries shall not be considered in the “Ordinary Course of Business” except to the extent the Parent’s prior written consent to such action is not required under Section 5.1(q);

(q)                                 engage or otherwise hire an auditor or other third-party for purposes of conducting an audit of the Company or its Subsidiaries unless such engagement would automatically terminate upon the consummation of the Merger or is terminable at the Company’s discretion and the Company is not obligated to incur, and does not incur, expenses thereunder in excess of de minimis expenses;

(r)                                    enter into any Company Affiliate Transaction;

(s)                                   enter into any new line of business;

(t)                                    enter into a new agreement or arrangement with respect to the voting or registration of shares of Company Common Stock or any capital stock of the Company’s Subsidiaries;

(u)                                 enter into, assume, grant any waiver under or amend any Company Material Contract or any Contract that would constitute a Company Material Contract if it was entered into prior to the date hereof if such action or Contract (i) would be outside the Ordinary Course of Business, (ii) would require authorization of the Chief Executive Officer of the Company or the board of directors of any Subsidiary of the Company under the approval authorities policies of the Company made available to the Parent prior to the execution of this Agreement, or (iii) in the case of Company Material Contracts with customers of the Company that (A) would reasonably be expected to result in $350,000 or more of annual recurring revenue or would result in $350,000 or more of one-time revenue or (B) would require authorization of the Chief Revenue Officer or Chief Financial Officer of the Company under the customer contract authority rules of the Company made available to the Parent prior to the execution of this Agreement;

(v)                                 terminate (partially or completely), cancel, fail to renew in the Ordinary Course of Business, or take or omit to take any action that would reasonably be expected to cause or result in a material breach of or default, under any Company Material Contract (provided, that notwithstanding the foregoing, the Company shall not, and shall cause each of its Subsidiaries not to, renew any Company Lease for a term that would extend beyond the Outside Date without the Parent’s prior written consent);

(w)                               merge or consolidate the Company or any Company Subsidiary with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, other than the merger of one or more Company Subsidiaries with or into one or more other Company Subsidiaries;

(x)                                 repatriate or otherwise transfer cash from any Company Subsidiary located outside the United States other than in the Ordinary Course of Business;

(y)                                 terminate or permit any Company Permit to lapse, other than in accordance with the terms and regular expiration of any Company Permit, or fail to apply on a timely basis for any renewal of any renewable Company Permit, except to the extent such termination, lapse or failure to apply for renewal would otherwise have been permitted to occur in the Ordinary Course of Business;

(z)                                  enter into any pay or performance guarantees or agreements to indemnify any other Person other than in the Ordinary Course of Business consistent with past practice or under which neither the Company nor any Company Subsidiary will have any obligations following the Effective Time; or

(aa)                          authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1                               Acquisition Proposals.

(a)                                 Go-Shop Period.  Notwithstanding any other provision of this Agreement to the contrary, during the Go-Shop Period, the Company and its Subsidiaries and Representatives shall have the right to directly or indirectly: (i) solicit or initiate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, including by way of furnishing to any Person any non-public information concerning the Company or its Subsidiaries, and (ii) continue and otherwise participate in any discussions or negotiations regarding, and furnish to any Person any non-public information concerning the Company or its Subsidiaries for the purpose of encouraging or facilitating, any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; provided that in either case, the Company shall promptly provide or make available (and in any event within one (1) Business Day) to the Parent any information concerning the Company or its Subsidiaries that is provided to any Person that was not previously provided or made available to the Parent or its Representatives and any non-public information concerning the Company or its Subsidiaries that is provided to any Person shall be subject to an Acceptable Confidentiality Agreement.  If prior to the expiration of the Go-Shop Period, the Company has received an Acquisition Proposal that the Company Board determines in good faith constitutes, or would be reasonably expected to lead to, a Superior Proposal from an Extended Go-Shop Party (provided, that if financing is required as a condition to such third party’s obligations under such Acquisition Proposal such third party shall have (A) entered into binding commitments for equity financing in an amount at least equal to the lesser of (1) the total amount of such required financing and (2) the aggregate amount covered under the Equity Commitment Letter and (B) received draft debt commitments (which, for the avoidance of doubt, need not have been executed) with respect to any amount of such financing that is not covered by such binding equity commitments) (a “Qualified Extended Go-Shop Proposal”), the Company and its Subsidiaries and Representatives shall have the right to continue or otherwise furnish non-public information concerning the Company or its Subsidiaries and participate in any discussions or negotiations solely regarding such Qualified Extended Go-Shop Proposal from such Extended Go-Shop Party until the expiration of the Extended Go-Shop Period. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person pursuant to this Section 6.1 which prohibits the Company or its Representatives from providing such information to the Parent that is required to be disclosed pursuant to this Section 6.1. As promptly as reasonably practicable, and in any event within one (1) Business Day following the expiration of the Go-Shop Period, the Company shall deliver to the Parent a written notice setting forth the identity of each Extended Go-Shop Party and each other Person that, to the Knowledge of the Company, has (or is expected to have) a material equity interest in the Qualified Extended Go-Shop Proposal proposed by such Extended Go-Shop Party and the material terms and provisions of any such Qualified Extended Go-Shop Proposal.

(b)                                 No-Shop Period.  Except as set forth in this Section 6.1 (including Section 6.1(g)), from the date of this Agreement and until the Specified Time, neither the Company nor any of its Subsidiaries shall, and the Company shall cause its Representatives not to, directly or indirectly:

(i)                                     solicit, initiate, knowingly facilitate (including by way of furnishing information) or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; or

(ii)                                  enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.

If at any time after the expiration of the Go-Shop Period, and prior to the earlier of the Acceptance Time and the Company Stockholder Approval, following the receipt by the Company of an unsolicited bona fide written Acquisition Proposal, that the Company Board determines in good faith (i) constitutes, or would reasonably be expected to lead to, a Superior Proposal and (ii) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (A) and (B) below with respect to such unsolicited bona fide written Acquisition Proposal would be inconsistent with its fiduciary duties, then the Company may, in response to such unsolicited bona fide Acquisition Proposal, (A) furnish non-public information with respect to the Company and its Subsidiaries to any Qualified Person (and the Representatives of such Qualified Person) pursuant to an Acceptable Confidentiality Agreement, so long as any information provided under this clause (A) has previously been provided or made available to the Parent or is provided or made available to the Parent substantially concurrently with the time it is provided to such Person (and in any event within one (1) Business Day) if it has not been provided or made available to the Parent previously, and (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any such Qualified Person (and the Representatives of such Qualified Person) regarding such unsolicited Acquisition Proposal.

(c)                                  No Change in Recommendation or Alternative Acquisition Agreement.  Prior to the Specified Time:

(i)                                     the Company Board shall not, except as set forth in this Section 6.1, withhold, withdraw, qualify or modify, in a manner adverse to the Parent, the approval or recommendation by the Company Board with respect to the Offer or the Company Voting Proposal (such approval or recommendation, the “Company Board Recommendation”);

(ii)                                  the Company shall not (A) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in the circumstances referred to in Section 6.1(a) or (b)) requiring the Company to abandon, terminate or fail to consummate the Transactions or breach its obligations hereunder or (B) terminate, amend, release, modify or fail to enforce any provision (including any standstill), or grant any waiver or request under any confidentiality, standstill or similar agreement (including an Acceptable Confidentiality Agreement);

(iii)                               the Company Board shall not, except as set forth in this Section 6.1, adopt, approve, recommend, endorse or otherwise declare advisable to the stockholders of the Company any Acquisition Proposal;

(iv)                              the Company Board shall not fail to include the Company Board Recommendation in either the Schedule 14D-9 or the Proxy Statement;

(v)                                 the Company Board shall not fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten Business Days after the commencement of such Acquisition Proposal; and

(vi)                              within five (5) Business Days following a written request by the Parent for the Company to reaffirm the Company Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first published or sent to the stockholders of the Company, issue a press release that reaffirms the Company Board Recommendation, provided that the Company shall not be required to issue more than one such press release with respect to each such Acquisition Proposal or material modification thereto.

Any of the actions contemplated by this Section 6.1(c) shall be a “Company Board Recommendation Change.”

(d)                                 Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1), at any time prior to the earlier of the Acceptance Time and the Company Stockholder Approval, the Company Board may effect a Company Board Recommendation Change (i) in response to a Superior Proposal actually received by the Company, if (A) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that such proposal is a Superior Proposal and that the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary obligations under applicable Law; (B) the Company has notified the Parent in writing that it intends to effect a Company Board Recommendation Change, describing in reasonable detail the reasons for such Company Board Recommendation Change (a “Recommendation Change Notice”) and provided the identity of the party making such Superior Proposal and a copy of any unredacted inquiry, proposal, offer and proposed transaction agreements received by the Company or its Representatives from such party or its Representatives in connection therewith (it being understood that the Recommendation Change Notice itself shall not constitute a Company Board Recommendation Change for purposes of this Agreement); (C) the Company shall have made its Representatives available to negotiate with the Parent’s Representatives regarding any proposed modifications to the terms and conditions of this Agreement during the four (4) Business Day period following delivery by the Company to the Parent of such Recommendation Change Notice; and (D) if the Parent shall have delivered to the Company a written proposal to alter the terms or conditions of this Agreement during such four (4) Business Day period, the Company Board shall have determined in good faith (after consultation with outside legal counsel and its financial advisors), after considering the terms of such offer by the Parent, that the failure to effect a Company Board Recommendation Change would still be inconsistent with its fiduciary obligations under applicable Law; provided that the Company Board may not effect a Company Board Recommendation Change pursuant to the foregoing if any such Superior Proposal resulted from a breach by the Company of this Section 6.1; provided, further, that every subsequent material revision or material modification to such Superior Proposal shall require a new Recommendation Change Notice sent by the Company to the Parent pursuant to the preceding clause (B) and a new two (2) Business Day “matching” period under the preceding clauses (C) and (D) in lieu of another four (4) Business Day “matching” period as initially provided under the preceding clauses (C) and (D); or (ii) other than in connection with a Superior Proposal, an event, fact, circumstance, development or occurrence that affects the business assets or operations of the Company that is unknown (and is not reasonably foreseeable) to the Company Board as of the date of this Agreement becomes known to the Company Board prior to the earlier of the Acceptance Time and obtaining the Company Stockholder Approval and the Company Board has concluded in good faith, following consultation with its outside legal counsel, that failure to withdraw, modify or amend the Company Board Recommendation would be inconsistent with its fiduciary obligations under applicable Law (an “Intervening Event”), if the Company complies with the requirements set forth in clauses (i)(B), (i)(C) and (i)(D) (including any provisos) immediately above (and for such purposes, each reference to “Superior Proposal” shall be deemed to be replaced with “Intervening Event”). The Company agrees that any violation of this Section 6.1 by any Subsidiary or Representative of the Company or any Representative of any Subsidiary shall be deemed a breach of this Section 6.1 by the Company.

(e)                                  Notices to the Parent.  Beginning on the date that is three (3) Business Days prior to the expiration of the Go-Shop Period or, if there is an Extended Go-Shop Period, the date that is three (3) Business Days prior to the expiration of Extended Go-Shop Period, the Company (i) shall advise the Parent orally and in writing of the receipt by the Company or any of its Subsidiaries, or any of its or their respective Representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations from a Qualified Go-Shop Party (including any Extended Go-Shop Party) regarding any Acquisition Proposal, specifying the material terms and conditions thereof and the identity of the Qualified Go-Shop Party (including any Extended Go-Shop Party) making the Acquisition Proposal or request, (ii) deliver to the Parent unredacted copies of all inquiries, proposals, offers and proposed transaction documents received by the Company or any of its Representatives from any such Qualified Go-Shop Party (including any Extended Go-Shop Party) or its Representatives relating to any such Acquisition Proposal, and (iii) advise the Parent orally or in writing of any material modifications to the financial or other material terms and conditions of such Acquisition Proposal, in each case on a current basis (and in any event within 24 hours following the Company’s receipt thereof).

(f)                                   Certain Permitted Disclosure.  Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Company, any of its Subsidiaries or the Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act if the Company Board determines, after consultation with outside legal counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided that any such disclosure (other than a “stop, look and listen” statement) shall be deemed to be a Company Board Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation, (ii) making any “stop, look and listen” statement contemplated by Rule 14d-9(f) under the Exchange Act or (iii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to so disclose would be inconsistent with its obligations under applicable Laws; provided that any such disclosure (other than a “stop, look and listen” statement) shall be deemed to be a Company Board Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation.

(g)                                  Cessation of Ongoing Discussions.  From and after the expiration of the Qualified Go-Shop Period, the Company shall, and shall cause its Subsidiaries and Representatives to, cease immediately all other discussions and negotiations regarding any Qualified Go-Shop Proposal or Qualified Extended Go-Shop Proposal, if applicable and the Company shall request that each such Go-Shop Party (including any Extended Go-Shop Party) promptly return to the Company or destroy any non-public information concerning the Company or its Subsidiaries that was previously furnished or made available to such Person or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of the Acceptable Confidentiality Agreement in place with such Person.

6.2                               Preparation of Proxy Statement; Company Stockholder Approval of the Merger.

(a)                                 Provided there shall not have been a valid termination of this Agreement pursuant to Section 8.1, as promptly as reasonably practicable after the date of commencement of the Offer (and in any event within seven (7) Business Days after the date of commencement of the Offer) the Company shall promptly prepare and cause to be filed with the SEC the preliminary Proxy Statement; provided, however, that the Company shall give the Parent and its counsel reasonable opportunity to review and comment on the initial preliminary Proxy Statement and all subsequent forms or versions of or amendments to the Proxy Statement prior to the filing thereof with the SEC or dissemination to the holders of shares of Company Common Stock and the Company shall consider such comments (that are provided in a timely manner) in good faith; and provided, further, that the Parent and the Purchaser shall promptly supply to the Company in writing, for inclusion in the Proxy Statement, all information concerning the Parent and the Purchaser and their Affiliates required under applicable Laws to be included in the Proxy Statement or as is otherwise reasonably requested by the Company.  Subject to Section 6.1, the Company shall include the Company Board Recommendation and the Fairness Opinion, together with a summary thereof in customary form, in the Proxy Statement.  The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the date the Proxy Statement is cleared by the SEC (such date, the “Proxy Clearance Date”).  The Company shall provide the Parent and its counsel with a copy of any written comments or telephonic notification of any oral comments the Company or its counsel may receive from the SEC with respect to the initial preliminary Proxy Statement and all subsequent forms or versions of or amendments to the Proxy Statement promptly after the receipt thereof, shall consult with the Parent and its counsel prior to responding to any such comments, and shall provide the Parent and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Company or its counsel.  The Company shall respond to any such comments as promptly as practicable after they are received.  The Company shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder.  Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

(b)                                 If a Conversion Event has occurred, the Company shall, as soon as reasonably practicable following the Proxy Clearance Date and in accordance with the Company Charter and Company By-laws and applicable Law, establish a record date for, duly call, give notice of, convene and hold a Company Meeting for the purpose of obtaining the Company Stockholder Approval.  The Company shall, through the Company Board, declare that this Agreement is advisable and recommend to its stockholders adoption of this Agreement; provided that the Company shall not have the foregoing obligation if there shall have been a Company Board Recommendation Change.  Notwithstanding the foregoing, the Company may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting; provided that no adjournment may be to a date on or after two (2) Business Days prior to the Outside Date.

(c)                                  Notwithstanding the foregoing, if, following the Offer Closing, the expiration of any “subsequent offering period” as contemplated by Section 1.1(c) and the exercise, if any, of the Top-Up Option, the Parent and its Affiliates shall own at least 90% of the outstanding shares of the Company Common Stock, the parties shall take all necessary and appropriate action, including with respect to the transfer to Purchaser of all shares of Company Common Stock held by the Parent or its Subsidiaries, to cause the Effective Time to occur as soon as practicable after the Offer Closing without the Company Meeting in accordance with the DGCL.

(d)                                 Unless the Company Board shall have effected a Company Board Recommendation Change, the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited by the Company in connection with the Company Meeting are solicited in compliance with all applicable Laws. Without the prior written consent of the Purchaser, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than routine procedural matters or other matters relating to the Agreement and the transactions contemplated hereby to the extent required by Law) that the Company shall propose to be acted on by the stockholders of the Company at the Company Meeting.

(e)                                  The Parent shall cause all shares of Company Common Stock owned by the Parent or any of its Subsidiaries (including all shares purchased by the Purchaser pursuant to the Offer) to be present at the Company Meeting so as to be counted for quorum purposes and to be voted in favor of the Company Voting Proposal at the Company Meeting.

6.3                               Confidentiality; Access to Information.

(a)                                 Except as expressly modified herein, the Confidentiality Agreement shall automatically terminate at the Effective Time and the “standstill” obligations of Marlin

Management Company, LLC and its Affiliates under the eleventh paragraph of the Confidentiality Agreement shall terminate upon the date of this Agreement.

(b)                                 During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to and shall cause each of its and their respective Representatives to) afford to the Parent’s Representatives reasonable access during normal business hours to all of its books, contracts, material operating and financing papers, and records as the Parent shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to and shall cause each of its and their respective Representatives to) furnish promptly to the Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its business, properties and assets as the Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, (A) in connection with an Acquisition Proposal or a Recommendation Change Notice (except as expressly provided by Section 6.1) or (B) that in the reasonable judgment of the Company (after consulting with outside legal advisors) would (1) violate any legal requirement with respect to privacy, including under any privacy policy, or (2) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine; provided that the Company shall use its reasonable best efforts to allow for such access and disclosure in a manner that does not violate applicable privacy Law, attorney-client privilege or the attorney work product doctrine; provided, further, that any such inspection or other access, or such other disclosure of information shall be subject to procedures jointly agreed among the Company’s and the Parent’s respective outside antitrust counsel.  Any such information shall be subject to the Confidentiality Agreement for so long as it is in effect; provided that to the extent of this Section 6.3 conflict with any of the terms of the Confidentiality Agreement, this Section 6.3 shall control.  The Company shall (and shall cause each of its Subsidiaries to and shall cause each of its and their respective Representatives to) permit the Parent’s officers and other employees and Representatives to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of the Company and the Company Subsidiaries responsible for the Company’s financial statements and the internal controls of the Company to discuss such matters as the Parent may reasonably deem necessary or appropriate in order to enable the Parent to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto or otherwise in connection with the Transactions, including with respect to the Restatement Related Events and any security holder litigation.

(c)                                  Except to the extent prohibited by Law, during the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to and shall cause each of its and their respective Representatives to), within a reasonable time following the request thereof by the Parent, use reasonable best efforts to arrange meetings and telephone conferences between the customers, licensors, partners, vendors and suppliers of the Company and its Subsidiaries on the one hand, and the Parent and the Purchaser, their Affiliates, and each of their respective Representatives, on the other hand.  Except as set forth in the preceding sentence, prior to the Closing, neither the Parent nor the Purchaser shall (and each shall cause its Affiliates and Representatives not to), except in the Parent’s or any of its Affiliate’s Ordinary Course of Business, contact or communicate with any of the customers, licensors, partners, vendors or suppliers of the Company or any of its Subsidiaries, without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

6.4                               Legal Conditions to the Merger.

(a)                                 Subject to the terms hereof, including Section 6.1 and Section 6.4(c), each party hereto shall each use its reasonable best efforts to:

(i)                                     take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii)                                  as promptly as practicable, (A) obtain any consents, licenses, permits, waivers, approvals, authorizations, or Orders required to be obtained by such party (or any of its Subsidiaries) from any Governmental Entity in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) except as directed by the Parent, give all notices required to be given to, and to use commercially reasonable efforts (in lieu of reasonable best efforts), with the reasonable cooperation of the other parties hereto, to obtain those material consents, approvals or authorizations of any third parties (other than any Governmental Entity which shall be governed by Section 6.4(a)(ii)(A)) that are required in connection with the transactions contemplated by this Agreement under the Company Material Contracts; provided, however, that, in each case, in no event shall either party or any of their respective Subsidiaries be required to pay any out-of-pocket monies or agree to any material undertaking with third parties in connection with any of the foregoing; and provided, further, that the absence of any notice to, or consent, approval or authorization of, any third party resulting from the direction of the Parent pursuant to Section 6.4(a)(ii)(B) shall in no event be considered to be a breach of a representation or warranty of the Company under this Agreement;

(iii)                               as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Offer and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and any related governmental request thereunder and (C) any other applicable Law;

(iv)                              contest and resist any action, including any administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order (whether temporary, preliminary or permanent) (a “Restrictive Order”) that has the effect of prohibiting consummation of the Offer or making the Merger illegal or otherwise prohibiting, preventing, restraining or materially delaying the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement; and

(v)                                 execute or deliver any additional instruments necessary, or reasonably requested by the other party, to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The parties hereto shall cooperate with each other in connection with the making of all such filings and submissions contemplated by the foregoing clauses (ii) or (iii), including providing copies of all such documents to the non-filing Person and its advisors prior to filing to the extent permitted by applicable Law and, to the extent reasonably practicable, provide the other parties an opportunity to review and provide comments in connection therewith.  Each party hereto shall use its reasonable best efforts to furnish to each other party hereto all information required for any application or other filing to be made pursuant to any applicable Law (including all information required to be included in the Proxy Statement (as contemplated by this Agreement) to be sent to the stockholders of the Company in connection with seeking the Company Stockholder Approval) in connection with the transactions contemplated by this Agreement.  For the avoidance of doubt, nothing contained in this Section 6.4(a) shall limit any obligation under any other provision in this Section 6.4.

(b)                                 Without limiting the generality of anything contained in this Section 6.4, each of the Parent and the Company shall (i) as promptly as practicable and in any event within ten (10) Business Days following the date of this Agreement, if required, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (including seeking early termination of the waiting period under the HSR Act) with respect to the transactions contemplated by this Agreement and (ii) as promptly as practicable make any filings required or advisable under other applicable Antitrust Laws.  None of the Parent, the Purchaser or the Company shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws or enter into a timing agreement with any Governmental Entity, without the prior written consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed).

(c)                                  Subject to the terms hereof, the parties hereto shall, and shall cause each of their respective Affiliates to, cooperate and use their respective reasonable best efforts to obtain any government clearances or approvals required for the Closing under any applicable Antitrust Law, to respond to any government requests for information under any applicable Antitrust Law, to cause any waiting periods under any applicable Antitrust Law to expire or be terminated and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Restrictive Order.  The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with Proceedings under or relating to any Antitrust Law.  To the extent permitted by Law or Governmental Entities reviewing the Transactions, the parties shall provide each other the opportunity to participate in meetings and other substantive conversations with such Governmental Entities.

(d)                                 Notwithstanding anything to the contrary in this Agreement, (i) none of the Parent, the Purchaser or any other Affiliate of the Parent shall be required to sell, divest, convey or hold separate or otherwise take any other action (and the Company will not undertake any such action without the Parent’s prior written consent) that limits the Parent’s and its Affiliates’ freedom of action with respect to, or their ability to retain, particular products, assets or businesses of the Parent or the Company or their respective Subsidiaries, (ii) none of the Parent, the Purchaser or any other Affiliate of the Parent, or the Company or any of its

Subsidiaries, shall be required to take or agree to take any action with respect to its business or operations in connection with Proceedings under or relating to any Antitrust Law, and (iii) none of the Parent, the Purchaser or any other Affiliate of the Parent, or the Company or any of its Subsidiaries, shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any consent or approval under or relating to any Antitrust Law.

6.5                               Public Disclosure.  Except as may be required by applicable Law, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (b) thereafter, the Parent and the Company shall give notice to the other party before issuing any other press release or otherwise making any public statement with respect to the Offer, the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to receiving the consent of the other party authorizing such release or statement (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that these restrictions shall not apply to any Company communications in connection with an Acquisition Proposal or a Company Board Recommendation Change.

6.6                               Indemnification.

(a)                                 From and after the Closing, the Surviving Corporation shall indemnify, defend and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, manager, employee or agent of the Company or any of its Subsidiaries or, while a director, manager or officer of the Company or any of its Subsidiaries, is or was serving at the request of the Company or one of its Subsidiaries as a director, manager, officer, employee or agent of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the extent currently provided for in the Company Charter.  Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such Proceeding from each of the Parent and the Surviving Corporation on terms no less favorable than provided in the Company Charter; provided that any Indemnified Party to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable Law.  Without limitation of the foregoing or any other provision of this Section 6.6, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party, whether provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(b)                                 The Company shall, prior to the earlier of the Acceptance Time and the Closing, purchase a Reporting Tail Endorsement, provided that the Company does not pay more than six times the Maximum Premium for such Reporting Tail Endorsement; provided, further, that if the Company is unable to purchase a Reporting Tail Endorsement for six times the Maximum Premium or less, the Company shall instead purchase as much directors’ and officers’ liability insurance as can be obtained for the six years following the earlier of the Acceptance Time and the Closing for an annualized premium not in excess of the Maximum Premium.

(c)                                  From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and the Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable in the aggregate with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are set forth in the Company Charter and the Company By-laws.

(d)                                 In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 6.6.

6.7                               Notification of Certain Matters.

(a)                                 During the Pre-Closing Period, the Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such Person (or, in the case of the Parent’s obligation to provide notice, any representation or warranty of the Purchaser) contained in this Agreement to be untrue or inaccurate (i) in the case of any representation or warranty of the Company, in any manner that would result in the failure of the condition set forth in clause (c)(ii) of Annex I or Section 7.2(a) or (ii) in the case of any representation or warranty of the Parent or the Purchaser, in any manner that would result in a Parent Material Adverse Effect, in each case at any time from and after the date of this Agreement until the earlier of the Acceptance Time and the Closing or (b) any material breach by such Person (or, in case of the Parent’s obligation to provide notice, any material breach by the Purchaser) of any covenant or agreement set forth in this Agreement, in each case at any time from and after the date of this Agreement until earlier of the Acceptance Time and the Closing.  The parties hereto agree that the compliance or failure to comply with this Section 6.7 shall not be taken into account for purposes of determining whether the conditions set forth in clause (c)(iii) of Annex I, Section 7.2(b), or Section 7.3(b) have been satisfied.

(b)                                 During the Pre-Closing Period, the Company shall provide to Parent:

(i)                                     (A) as promptly as reasonably practicable (but in any event within 30 days after the end of each fiscal quarter, or, in the case of the Company’s consolidated balance sheet as of March 31, 2017, by May 31, 2017), interim quarterly financial statements of the Company and its Subsidiaries on a consolidated basis for the quarterly accounting period then ended and (B) as promptly as reasonably practicable (but in any event within 20 days after the end of each calendar month, or, in the case of the Company’s consolidated balance sheet as of April 30, 2017, by May 31, 2017), interim monthly financial statements of the Company and its Subsidiaries on a consolidated basis for the monthly accounting period then ended, that in each case (x) have been prepared in good faith by the Company in conformity with the books and records of the Company, (y) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby and (z) are otherwise prepared in a manner consistent with the Unaudited Financial Statements as described in Section 3.5(b) that were previously provided to the Parent; and

(ii)                                  as promptly as reasonably practicable (but in any event within two (2) Business Days) after receipt by the Company, copies of any and all Orders, complaints, motions, correspondence, statements, reports and revisions thereto with respect to the Restatement or any Restatement-Related Event within the Company’s possession, whether prepared by Representatives of the Company or any of its Affiliates or Subsidiaries or otherwise, and the Company shall otherwise keep Parent reasonably informed of any material change in the status or new material developments with respect to the Restatement or any Restatement-Related Events.

6.8                               Employee Benefits Matters.

(a)                                 From and after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, carry out all employer responsibilities under all Company Employee Plans and all employment, severance and termination plans and agreements, in each case in accordance with their terms as in effect immediately before the Acceptance Time.  Subject to the foregoing, for a period of one year following the Effective Time, the Parent shall provide, or shall cause to be provided, to each Company Employee (i) a total compensation package (including base salary, commissions program, annual bonus target and the value of annual target equity awards) no less favorable in the aggregate than the total compensation package (excluding any equity or equity-based awards) in effect immediately before the Effective Time and (ii) other employee benefits that are substantially comparable, in the aggregate, to the other benefits provided to such employees immediately before the Effective Time.  Comparability does not require the Parent to establish severance, retention, equity, equity-based or change in control arrangements similar to those in effect before the Effective Time, provided that it carries out the pre-Effective Time agreements.

(b)                                 For purposes of vesting and eligibility to participate under the New Plans, each Company Employee shall, subject to applicable Law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar

Company Employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or provide service for defined benefit plans or post-employment medical benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is of the same type as under the Company Employee Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, the Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time and (B) the Parent shall use reasonable commercial efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)                                  If any Company Employee (who is not otherwise a party to an employment agreement, offer letter or similar agreement or arrangement or any amendment or supplement of any of the foregoing, in each case that provides for a different treatment with respect to severance) whose employment is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such Company Employee would have received severance benefits under the Company Severance Practices, the Parent will cause the Surviving Corporation to provide that such Company Employee shall be entitled to severance benefits from the Surviving Corporation that are equal to the greater of (i) the severance benefits that would have been paid under the Company Severance Practices as in existence on the date of this Agreement or (ii) the severance benefits payable under similar circumstances pursuant to a severance plan of the Purchaser or its Subsidiaries as may be in effect at such time for similarly situated United States employees of the Purchaser and its Subsidiaries and giving effect to the provisions of this Section 6.8.

(d)                                 All provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties to this Agreement and shall not create any right (including any third-party beneficiary rights) in any other Person, including any employee or former employee of Company or any of the Company’s Subsidiaries or any participant or beneficiary in any Company Employee Plan.  Nothing in this Agreement (i) shall require the Parent, the Surviving Corporation or any of their Subsidiaries to continue to employ any particular Company Employee following the Effective Time or to provide any right to a particular term or condition of employment, (ii) shall reduce the existing severance or acceleration benefits in effect on the date of this Agreement for any Company Employee or (iii) shall be construed to prohibit the Parent, the Surviving Corporation or any of their Subsidiaries from amending or terminating any employee benefit plan in accordance with its terms or to amend or create any employee benefit plans or any similar plan or agreement for the Parent or its Affiliates.  The provisions of Sections 6.8(a) through 6.8(c) shall not apply to persons employed by the Company or any of its Subsidiaries outside the United States, it being agreed that such persons shall be treated in accordance with applicable law and the terms of any contracts covering them.

(e)                                  Following the Closing, the Parent shall, or shall cause the Surviving Corporation to, make cash payments to each Company Employee identified on Section 6.8(e) of the Company Disclosure Schedule on the dates on which the shares of Company Common Stock or Company Common Stock share equivalents set forth with respect to such Company Employee on Section 6.8(e) of the Company Disclosure Schedule would have vested under the applicable vesting schedule set forth on Section 6.8(e) of the Company Disclosure Schedule, each such cash payment to be in the amount equal to the Merger Consideration multiplied by the applicable number of shares or share equivalents that would have vested on the applicable date and to be subject to such Company Employee remaining employed by the Surviving Corporation as of such date of payment; provided that if any such Company Employee is terminated by the Surviving Corporation without cause (as defined in the retention agreement between the Company and such Company Employee in effect as of the date of this Agreement) or resigns his or her position with the Surviving Corporation for good reason (as defined in the retention agreement between the Company and such Company Employee in effect as of the date of this Agreement) within 12 months following the Closing, the Parent shall, or shall cause the Surviving Corporation to, make a cash payment to such Company Employee equal to the Merger Consideration multiplied by the aggregate number of shares and share equivalents set forth with respect to such Company Employee on Section 6.8(e) of the Company Disclosure Schedule that would have remained unvested (under the applicable vesting schedule set forth on Section 6.8(e) of the Company Disclosure Schedule) as of the date of such Company Employee’s termination or resignation; further provided that, no amount payable under this Section 6.8(e) shall be duplicative of any amount payable under Section 2.9(e).

6.9                               State Takeover Laws.  The Company shall not take any action that would cause any “takeover law” to become applicable to this Agreement or the Transactions.  If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the Company shall use its reasonable best efforts to (a) take such actions to ensure that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.10                        Rule 16b-3.  Prior to the Effective Time, the Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company and who would otherwise be subject to Rule 16b-3 promulgated under the Exchange Act to be exempt under such rule to the extent permitted by applicable Law.

6.11                        Rule 14d-10 Matters.  Notwithstanding anything herein to the contrary, the Company shall not, from and after the date hereof and until the Effective Time, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, manager, officer, employee or independent contractor of the Company, unless prior to such entry into, establishment, amendment or modification, the compensation committee of the Company Board (each member of which the Company Board determined is an “independent director” within the meaning of the applicable Nasdaq Marketplace Rules and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may reasonably be necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement.

6.12                        Financing Cooperation.

(a)                                 Each of the Parent and the Purchaser shall use, and shall cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary, to consummate and obtain the Financing at or prior to the Acceptance Time, or if a Conversion Event shall have occurred, the Closing, on the terms and subject only to the conditions (including the market flex provisions) set forth in the Financing Letters, including using reasonable best efforts to (i) maintain in effect the Financing Letters, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the Debt Commitment Letter (or on terms not materially less favorable to the Parent or the Purchaser than the terms and conditions (including market flex provisions) set forth in the Debt Commitment Letter), (iii) satisfy (and cause its Affiliates to satisfy) on a timely basis all conditions applicable to the Parent and its Affiliates in the Financing Letters and the definitive agreements related thereto at or prior to the Acceptance Time, or if a Conversion Event shall have occurred, the Closing, (iv) enforce its rights under the Financing Letters (provided that, notwithstanding anything to the contrary contained in this Agreement, neither the Parent nor the Purchaser shall be required to commence any legal Proceeding against any Debt Financing Source under the Debt Commitment Letter) and (v) comply with its covenants and other obligations under the Financing Letters.  The Parent and the Purchaser shall not, without the prior written consent of the Company, agree to or permit any amendment or modification to be made to, or grant any waiver of any provision under, the Financing Letters or the definitive agreements relating to the Financing if such amendment, modification or waiver would (A) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount) or (B) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions to the Financing, or otherwise expand, amend or modify any other provision of the Financing Letters, in each case, in a manner that could reasonably be expected to delay or prevent the funding of the Financing (or satisfaction of the conditions to the Financing) at or prior to the Acceptance Time, or if a Conversion Event shall have occurred, the Closing.  The Parent shall promptly deliver to the Company true and complete copies of any amendment, modification or waiver to or under any Financing Letter.

(b)                                 Upon request of the Company, the Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing.  The Parent and the Purchaser shall give the Company prompt notice

(i) of any breach, default, termination or repudiation by any party to any of the Financing Letters or definitive documents related to the Financing of which the Parent or the Purchaser becomes aware, (ii) of the receipt of any written notice or other written communication from any Financing source with respect to any breach, default, termination or repudiation by any party to any of the Financing Letters or any definitive document related to the Financing or any provisions of the Financing Letters or any definitive document related to the Financing, and (iii) of the occurrence of an event or development that could reasonably be expected to delay or prevent the funding of the Financing (or satisfaction of the conditions to the Financing) at or prior to the Acceptance Time, or if a Conversion Event shall have occurred, the Closing.  As soon as reasonably practicable, but in any event within five (5) Business Days after the date the Company delivers to the Parent or the Purchaser a written request, the Parent and the Purchaser shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence.  If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the Debt Commitment Letter, and such portion is required to fund any portion of the Offer Price or the Merger Consideration or any fees, expenses and other amounts contemplated to be paid by the Parent or the Purchaser pursuant to this Agreement, the Parent and the Purchaser shall use their reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions (including market flex provisions) not materially less favorable to the Parent and the Purchaser (and their respective Affiliates) than the terms and conditions set forth in the Debt Commitment Letter, as promptly as practicable following the occurrence of such event.  The Parent shall deliver to the Company true and complete copies of all material contracts or agreements (including Redacted Fee Letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing.  For purposes of this Section 6.12, references to the “Financing” shall include the financing contemplated by the Financing Letters as permitted to be amended, modified or replaced by this Section 6.12 and references to the “Debt Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 6.12.

(c)                                  Prior to the Acceptance Time, or if a Conversion Event shall have occurred, the Closing, the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries and Representatives to provide, to the Parent and the Purchaser, in each case at the Parent’s sole expense, such reasonable cooperation as is reasonably requested by the Parent in connection with the arrangement of the Debt Financing (or any permitted replacement, amended, modified or alternative financing), provided that all information, documentation, statements, data and reports provided by, or caused to be provided by, the Company, may be so provided subject to the Restatement and the Restatement-Related Events.  In no event shall the Company or any of its Subsidiaries be required to bear any cost or expense, pay any fee, enter into any definitive agreement or incur any other liability in connection with the Financing.  The Parent shall reimburse (in accordance with Section 10.11) the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or any of their respective Representatives in connection with the Financing, including the cooperation of the Company or any of its Subsidiaries or any of their respective Representatives contemplated by this Section 6.12 and the compliance by the Company or any of its Subsidiaries or any of their respective Representatives with their obligations under this Section 6.12, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except (i) with respect to any historical information provided by the Company or any of its Subsidiaries to be used in connection with the arrangement of the Financing or (ii) to the extent that any such losses, damages, claims, costs or expenses arise as a result of the willful misconduct, bad faith, fraud or gross negligence of the Company, its Subsidiaries or any of their respective Representatives.

(d)                                 All non-public or otherwise confidential information regarding the Company obtained by the Parent or the Purchaser or their respective Representatives pursuant to Section 6.12(c) shall be kept confidential in accordance with the Confidentiality Agreement; provided that the Parent may provide such information to potential sources of capital and to rating agencies and prospective lenders and investors during syndication of the Debt Financing (including any permitted alternative financing) subject to customary confidentiality arrangements with such Persons regarding such information.

6.13                        Control of Operations.  Without in any way limiting any party’s rights or obligations under this Agreement, (a) nothing contained in this Agreement shall give the Parent or the Purchaser, directly or indirectly, the right to control or direct the Company’s operations prior to the Acceptance Time and (b) prior to the Acceptance Time, the Company shall exercise, subject to the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ operations.

6.14                        Security Holder and Restatement Litigation.  Subject to Section 5.1, during the Pre-Closing Period the Company shall have the right to control the defense and settlement of any Proceeding related to this Agreement, the Offer, the Merger, the other transactions contemplated by this Agreement or the Restatement or any Restatement-Related Events brought by any stockholder of the Company or any holder of the Company’s other securities, or any Governmental Entity, against the Company, its Subsidiaries and/or their respective directors or officers; provided, however, that the Company shall give the Parent the opportunity to participate in the defense or settlement of any such Proceeding, and; provided, further, that the Company shall not, and shall cause its Affiliates not to, settle or offer to settle any such Proceeding without the prior written consent of the Parent.  None of the Company, the Parent or the Purchaser shall cooperate with any person that may seek to restrain, enjoin, prohibit or otherwise oppose the Transactions, and the Company, the Parent and the Purchaser shall cooperate with the other parties hereto in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose such transactions.

6.15                        Director and Officer Resignations.  The Company shall cause each officer, director or manager of the Company or any of its Subsidiaries, as shall have been requested by the Parent to the Company in writing at least three (3) Business Days prior to the Acceptance Time or the Closing, to tender his or her resignation effective as of the earlier of the Acceptance Time or the Closing, as the case may be.

ARTICLE VII

CONDITIONS TO MERGER

7.1                               Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)                                 Completion of the Offer.  Except if a Conversion Event shall have occurred, the Parent or the Purchaser shall have accepted for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer; provided, however, that neither the Parent nor the Purchaser shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, the Purchaser fails to accept for purchase any shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer.

(b)                                 Stockholder Approval.  The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote, if required by the DGCL.

(c)                                  Antitrust Approval.  Solely if a Conversion Event shall have occurred, any waiting period (and any extensions thereof) and any approvals or clearances applicable to the consummation of the Merger under the HSR Act shall have expired, or been terminated or obtained, as applicable.

(d)                                 No Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting, preventing, restraining or materially delaying the consummation of the Merger (other than the waiting period under the HSR Act or any other applicable Antitrust Laws).

7.2                               Conditions to Parent’s and Purchaser’s Obligation To Effect the Merger.   Solely if a Conversion Event shall have occurred, the obligations of the Parent and Purchaser to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of the Company (i) set forth in Section 3.1 (Organization, Standing and Power), Section 3.2 (Capitalization), Section 3.3(a) (Subsidiaries), Section 3.4(a) (Authority) and Section 3.25 (Brokers) shall be true and correct (without giving effect to any “materiality,” “in all material respects,” “Company Material Adverse Effect” or similar qualifiers) in all respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date) (other than any inaccuracies in the representations and warranties set forth in Section 3.2 that do not individually or in the aggregate increase the aggregate consideration required to be paid by the Parent and/or the Purchaser under ARTICLE I of this Agreement by more than a de minimis amount); (ii) set forth in ARTICLE III but not referenced by the foregoing clause (i) shall be true and correct (without giving effect to any “materiality,” “in all material respects,” “Company Material Adverse Effect” or similar qualifiers) as of the date hereof and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Agreements and Covenants.  The Company shall have performed or complied in all material respects with its obligations or covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(c)                                  No Company Material Adverse Effect.  Since the date of the Agreement, there has not been and there is not reasonably likely to be, individually or in the aggregate, a Company Material Adverse Effect.

(d)                                 Officer’s Certificate.  The Company shall have delivered to the Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) and have been satisfied.

(e)                                  FIRPTA Certificate.  The Company shall have delivered to the Parent an affidavit from the Company, sworn under penalties of perjury, stating that the Company is not and has not been at any time during the five-year period preceding the Closing Date, a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code), dated as of the Closing Date and in the form and substance required under Treasury Regulation Section 1.897-2(h).

7.3                               Conditions to the Obligations of the Company to Effect the Merger.  Solely if a Conversion Event shall have occurred, the obligations of the Company to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of the Parent and the Purchaser (i) set forth in Section 4.1 (Organization, Standing and Power), Section 4.2(a) (Authority) and Section 4.10 (Brokers) shall be true and correct (without giving effect to any “materiality,” “in all material respects,” “Parent Material Adverse Effect” or similar qualifiers) in all respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date) and (ii) set forth in ARTICLE IV but not referenced by the foregoing clause (i) shall be true and correct (without giving effect to any “materiality,” “in all material respects,” “Parent Material Adverse Effect” or similar qualifiers) as of the date hereof and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct have not had, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 Agreements and Covenants.  Each of the Parent and the Purchaser shall have performed or complied in all material respects with its obligations or covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(c)                                  Officer’s Certificate.  Each of the Parent and the Purchaser shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

7.4                               Frustration of Closing Conditions.  Neither the Company, on the one hand, nor the Parent or the Purchaser considered together, on the other hand, will be entitled to rely on the failure of any condition set forth herein to be satisfied if such failure was primarily due to the failure of such party to perform its obligations under this Agreement.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1                               Termination.  This Agreement may be terminated and the Offer and the Merger may be abandoned (with respect to Sections 8.1(b) through 8.1(m)), by written notice by the terminating party to the other party or parties):

(a)                                 by mutual written consent of the Parent, the Purchaser and the Company at any time prior to the Effective Time;

(b)                                 by either the Parent or the Company at any time prior to the Acceptance Time (or if a Conversion Event shall have occurred, the Closing) and after the Outside Date if the Acceptance Time (or if a Conversion Event shall have occurred, the Closing) shall not have occurred on or before the Outside Date (provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a proximate cause of the failure of the Acceptance Time (or if a Conversion Event shall have occurred, the Closing) to occur on or before the Outside Date);

(c)                                  by either the Parent or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting (i) prior to the Acceptance Time, except if a Conversion Event shall have occurred, the acceptance for payment of, and payment for, shares of Company Common Stock pursuant to the Offer or (ii) prior to the Effective Time, the consummation of the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a proximate cause of the issuance of any such order, decree, ruling or the taking of such other action;

(d)                                 except if a Conversion Event shall have occurred, by the Parent or the Company if the Offer (as it may have been extended pursuant to Section 1.1) expires (in a circumstance where the Purchaser has no further obligation to extend the Offer pursuant to Section 1.1), without the Purchaser having accepted for purchase any shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been the proximate cause of the non-satisfaction of any of the conditions set forth in Annex I;

(e)                                  solely if a Conversion Event shall have occurred, by either the Parent or the Company, if the Company Stockholder Approval shall not have been obtained at a duly held Company Meeting (including any adjournment or postponement thereof) at which this Agreement has been voted upon;

(f)                                   by the Parent, prior to the earlier of the Acceptance Time and, solely if a Conversion Event shall have occurred, the time of the stockholder vote on the Company Voting Proposal, if:  (i) the Company Board shall have failed to recommend the tender of shares of Company Common Stock pursuant to the Offer in the Schedule 14D-9 or approval of the Company Voting Proposal or (ii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board shall have failed to recommend against acceptance of such tender or exchange offer within 10 Business Days after the commencement of such offer; provided, that any such termination must occur within five (5) Business Days after the Parent was given written notice by the Company of the applicable event triggering the Parent’s termination right under this Section 8.1(f);

(g)                                  by the Parent, at any time prior to the earlier of the Acceptance Time and, solely if a Conversion Event shall have occurred, the time of the stockholder vote on the Company Voting Proposal, if:  (i) the Company Board shall have effected a Company Board Recommendation Change; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Offer and/or the Merger); (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer; or (iv) the Company shall have breached in any material respects its obligations under Section 6.1; provided, that any such termination must occur within five (5) Business Days after the applicable event triggering the Parent’s termination right under this Section 8.1(g);

(h)                                 by the Company (unless the Company shall have breached, in any material respects, its obligations under Section 6.1), prior to the earlier of the Acceptance Time and, solely if a Conversion Event shall have occurred, the time of the stockholder vote on the Company Voting Proposal, in the event that the Company Board has effected a Company Board Recommendation Change and the Company has entered into a written letter of intent, memorandum of understanding, term sheet, agreement in principle, merger agreement, acquisition agreement, partnership agreement or similar agreement with respect to a Superior Proposal; provided, however, that the Company shall simultaneously, with such termination, pay the Company Termination Fee;

(i)                                     by the Parent, at any time prior to the earlier of the Acceptance Time and, solely if a Conversion Event shall have occurred, the Effective Time: (i) if there has been a breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement, which breach, inaccuracy or failure would cause the conditions set forth in clauses (c)(ii) or (c)(iii) of Annex I not to be satisfied at such time, or, solely if a Conversion Event shall have occurred, the conditions set forth in Section 7.2(a) and 7.2(b), not to be satisfied at such time, (ii) the Parent shall have delivered to the Company written notice of such breach, inaccuracy or failure to perform and (iii) either such breach, inaccuracy or failure to perform is not capable of cure or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach, inaccuracy or failure to perform shall not have been cured; provided that neither the Parent nor the Purchaser is then in material breach of any representation, warranty or covenant under this Agreement;

(j)                                    by the Company, at any time prior to the earlier of the Acceptance Time and, solely if a Conversion Event shall have occurred, the Effective Time: (i) if there has been a breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Purchaser set forth in this Agreement that has had or is reasonably likely to have a Parent Material Adverse Effect, (ii) the Company shall have delivered to the Parent written notice of such breach, inaccuracy or failure to perform and (iii) either such breach, inaccuracy or failure to perform is not capable of cure or at least 30 days shall have elapsed since the date of delivery of such written notice to the Parent and such breach, inaccuracy or failure to perform shall not have been cured; provided that the Company is not then in material breach of any representation, warranty or covenant under this Agreement;

(k)                                 by the Company (A) if, for any reason, the Purchaser shall have failed to commence the Offer by the date that is 14 Business Days after the date of this Agreement or (B) upon two (2) Business Days’ notice to the Parent, if all of the Offer Conditions have been satisfied and, for any reason, the Purchaser shall have failed to accept for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) as of the expiration of the Offer (as it may be extended in accordance with Section 1.1).

(l)                                     by the Company if (A) all of the Offer Conditions other than the condition set forth in clause (c)(vii) of Annex I have been satisfied and (B) the Purchaser shall have failed to accept for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) as of the expiration of the Offer (as it may be extended in accordance with Section 1.1, other than any extension solely on account of the failure of the condition set forth in clause (c)(vii) of Annex I); or

(m)                             by the Company if (A) the conditions set forth in Section 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing that would be capable of being satisfied if there were a Closing), (B) the Parent and the Purchaser shall have failed to close the Merger by the time set forth in Section 2.3 (assuming for such purpose that the conditions set forth in Section 7.3 were satisfied on the day on which the last to be satisfied of the conditions set forth in Section 7.1 and 7.2 were satisfied) and (C) after such failure to close the Merger, the Company has given the Parent irrevocable written notice at least two (2) Business Days prior to such termination date that it stands and will stand ready, willing and able to consummate the Merger until such termination, certifying as to the statements in clause (A) above and stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(m) and the basis for such termination.

8.2                               Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent, the Company, the Purchaser or their respective Representatives, stockholders or Affiliates; provided that, subject to Section 8.3(e), (a) any such termination shall not relieve any party hereto from liability for any Willful Breach or fraud (but, other than in the case of an equitable remedy of specific performance in accordance with Section 10.10, in no event shall the Parent or the Purchaser’s liability for a Willful Breach or fraud exceed the amount of the Parent Termination Fee and in no event shall the Company’s liability for a Willful Breach or fraud exceed the amount of the Company Termination Fee) and (b) this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), ARTICLE IX (Defined Terms) and ARTICLE X (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3                               Fees and Expenses.

(a)                                 Except as set forth in Section 6.12 or this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

(b)                                 The Company shall pay the Parent (or its designee) the Company Termination Fee in the event that this Agreement is terminated:

(i)                                     by the Parent pursuant to Section 8.1(f) or clauses (i), (ii) or (iii) of Section 8.1(g); or

(ii)                                  by the Company pursuant to Section 8.1(h); or

(iii)                               (A) by either the Parent or the Company pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(e) or (B) by the Parent pursuant to Section 8.1(g)(iv) or Section 8.1(i), and in each case, if before the date of such termination (x) any Acquisition Proposal shall have been publicly announced or become known to the Company Board, (y) at the time of the expiration of the Offer, the termination pursuant to Section 8.1(b), Section 8.1(g)(iv) or Section 8.1(i) or, solely if a Conversion Event shall have occurred, the stockholder vote on the Company Voting Proposal (as the case may be), no Financing Letter shall have been terminated, withdrawn or rescinded without being replaced by alternative financing commitments sufficient to consummate the transactions contemplated by this Agreement and (z) within 12 months after the date of termination, the Company shall have (1) entered into a definitive agreement with respect to any transaction that would be deemed to be an Acquisition Proposal hereunder and such transaction is eventually consummated or (2) consummated any transaction that would be deemed to be an Acquisition Proposal hereunder; provided, however, that, for purposes of this Section 8.3(b), all references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”; provided, further, that notwithstanding the foregoing, if the Parent terminates pursuant to Section 8.1(g)(iv), the Company shall, subject to reasonable documentation of such costs or expenses, reimburse the Parent for such costs and expenses incurred by the Parent, the Purchaser or any of their Affiliates in connection with the Transactions in an amount up to $1,500,000 within two (2) Business after the date of the termination of this Agreement.  Any fee due under Section 8.3(b)(i) shall be paid to the Parent (or its designee) by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement.  Any fee due under Section 8.3(b)(ii) shall be paid to the Parent (or its designee) by wire transfer of same-day funds on the date of termination of this Agreement.  Other than as expressly set forth herein, any fee due under Section 8.3(b)(iii) shall be paid to the Parent (or its designee) by wire transfer of same-day funds within two (2) Business Days after the date on which the transaction referenced in Section 8.3(b)(iii) is consummated; provided, for the avoidance of doubt, that if the Company shall have paid the Parent reimbursement pursuant to this Section 8.3 for costs and/or expenses incurred by the Parent, the Purchaser or any of their Affiliates in connection with the Transactions, the Company Termination Fee, for purposes of any future payment of the Company Termination Fee that may become due to the Parent pursuant to this Section 8.3, shall be reduced by the amount already paid to the Parent in respect of such costs and expenses.  In no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events, and in the event that the Closing has occurred, the Parent shall not under any circumstances be entitled to the Company Termination Fee or any other damages.

(c)                                  In the event that the Company pays the Parent the Company Termination Fee, or the Parent or the Company has terminated this Agreement and the Company would be required to pay the Company Termination Fee upon consummation of an Acquisition Proposal pursuant to Section 8.3(b)(iii), the Parent and the Purchaser shall, and shall cause each of their Affiliates to, as applicable, vote all shares of Company Common Stock held by them in favor of the applicable Superior Proposal or Acquisition Proposal and, if such Superior Proposal or Acquisition Proposal contemplates a tender offer, tender all shares of Company Common Stock held by them in such tender offer.

(d)                                 In the event that (i) the Company shall terminate this Agreement pursuant to Section 8.1(l) or Section 8.1(m) then, in either case, the Parent shall pay to the Company as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination) the Parent Termination Fee, it being understood that in no event shall the Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events; provided that, notwithstanding anything to the contrary herein, in the event that the Company has exercised or attempted to exercise its rights to specific performance as provided in Section 10.10, the Company shall not be entitled to the Parent Termination Fee unless the Company has terminated this Agreement pursuant to Section 8.1(l) or Section 8.1(m) on or before the tenth (10th) Business Day after an Order denying the Company a grant of specific performance to consummate the Closing as provided in Section 10.10 has become effective, final and nonappealable; provided, further, that in the event that the Closing has occurred, the Company shall not under any circumstances be entitled to the Parent Termination Fee or any other damages.

(e)                                  The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement.  Notwithstanding Section 8.2 or any other provision of this Agreement, payment of the fees described in this Section 8.3 shall constitute the sole and exclusive remedy of the Parent and the Purchaser in connection with any termination of this Agreement in the circumstances in which such fees became payable.  In the event that the Parent shall receive the Company Termination Fee as provided under this Section 8.3, (x) the receipt of such fee shall be the Parent’s and the Purchaser’s sole and exclusive remedy under this Agreement and shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Parent, the Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, (y) notwithstanding anything to the contrary herein, the Parent and the Purchaser shall no longer be entitled to seek specific performance pursuant to Section 10.10 and (z) none of the Parent, the Purchaser, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other Proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination and the Parent shall cause any such Proceeding brought by the Parent, the Purchaser or any of their Affiliates, and shall use its commercially reasonable efforts (which shall be understood not to include the payment of any out-of-pocket monies or the agreement to any material undertaking) to cause any Proceeding brought by any other Person, to be dismissed with prejudice promptly (or not undertaken, as applicable) and in any event within three (3) Business Days following the payment of the Company Termination Fee.  In the event that the Company shall receive the Parent Termination Fee as provided under this Section 8.3, (i) the receipt of such fee shall be the Company’s sole and exclusive remedy under this Agreement and shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, (ii) notwithstanding anything to the contrary herein, the Company shall no longer be entitled to seek specific performance pursuant to Section 10.10 and (iii) none of the Company, any of its Affiliates or any other Person shall be entitled to bring or maintain any other Proceeding against the Parent, the Purchaser, any Debt Financing Source or any of their respective Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination and the Company shall cause any such Proceeding brought by the Company or its Affiliates, and shall use its commercially reasonable efforts (which shall be understood not to include the payment of any out-of-pocket monies or the agreement to any material undertaking) to cause any Proceeding brought by any other Person, to be dismissed with prejudice promptly (or not undertaken, as applicable) and in any event within three (3) Business Days from the payment of the Parent Termination Fee.

8.4                               Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors to the extent permitted by Law; provided that following the Acceptance Time, this Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price, and, following receipt of the Company Stockholder Approval, no amendment shall be made that by law requires further approval by the stockholders of the Company without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that notwithstanding anything in this Agreement to the contrary, the provisions set forth in this proviso to the final sentence of Section 8.4, the expense reimbursement provisions set forth in Section 8.3, the final sentence of Section 8.3(e), the proviso to Section 10.4, Section 10.5 and Section 10.14 may not be amended, modified, waived or terminated in a manner that materially and adversely affects the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

8.5                               Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver.  The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.6                               Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require action by the respective boards of directors of the applicable parties.

ARTICLE IX

DEFINED TERMS

The following capitalized terms shall have the respective meanings set forth below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and another Person on the whole on terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, it being understood and agreed that any “standstill” provision in the confidentiality agreement in question may (i) provide for the automatic termination of any such “standstill” provision upon the Company’s entry into a definitive agreement for a Superior Proposal following the date hereof and (ii) provide that such “standstill” provision shall not prohibit confidential offers or proposals to the Company with respect to an Acquisition Proposal.

“Acceptance Time” has the meaning set forth in Section 1.1(a).

“Acquisition Proposal” means (a) any proposal or offer by any Person for a merger, consolidation, dissolution, recapitalization, share exchange, issuance of securities, direct or indirect acquisition of securities, tender offer, business combination or other similar transaction regarding the Company and its Subsidiaries (other than (i) such transactions involving solely the Company and/or one or more Subsidiaries of the Company and (ii) such transactions that if consummated would result in the holders of the outstanding shares of Company Common Stock immediately prior to such transaction owning more than 80% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter), (b) any proposal for the issuance by the Company of 20% or more of its equity securities or (c) any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Affiliate” when used with respect to any Person, means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act.

“Affiliated Group” means an affiliated group within the meaning of Section 1504 of the Code, or a consolidated, combined, unitary or similar group filing Tax Returns together or a common Tax Return under U.S. federal, state, local or non-U.S. law, as applicable.

“Agreement” has the meaning set forth in the Introductory Paragraph.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.4(a).

“Business Day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in Boston, Massachusetts or New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

“Capitalization Date” means the close of business on April 25, 2017.

“Certificate” means a certificate that immediately prior to the Effective Time represents shares of Company Common Stock.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Introductory Paragraph.

“Company Affiliate Transaction” has the meaning set forth in Section 3.19.

“Company Balance Sheet” means the consolidated unaudited balance sheet of the Company as of December 31, 2016.

“Company Board” means the Board of Directors of the Company (together with any duly constituted and authorized committee thereof).

“Company Board Recommendation” has the meaning set forth in Section 6.1(c).

“Company Board Recommendation Change” has the meaning set forth in Section 6.1(c).

“Company By-laws” has the meaning set forth in Section 3.1(b).

“Company Charter” has the meaning set forth in Section 3.1(b).

“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent and the Purchaser and dated as of the date of this Agreement.

“Company Employee Plans” means all Employee Benefit Plans sponsored or maintained by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries contribute or are obligated to contribute.

“Company Employees” means, as of any date, each employee of the Company or any of its Subsidiaries as of such date.

“Company Intellectual Property” means any Intellectual Property owned by the Company or its Subsidiaries that is material to the business of the Company and its Subsidiaries, including all Software from which the Company or any of its Subsidiaries is currently deriving or planning to derive revenue from the sale, license, maintenance, subscription, support or provision thereof.

“Company Leases” has the meaning set forth in Section 3.10(b).

“Company Material Adverse Effect” means any Effect that individually or in the aggregate has had a materially adverse effect on: (a) the assets, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to consummate the transactions contemplated by this Agreement prior to the Outside Date; provided, however, that except as it relates to clause (b) above, no Effect, alone or in combination, arising out of, or resulting from the following shall constitute or be taken into account when determining if there has been a “Company Material Adverse Effect”: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; (g) any actions taken or failure to take action, in each case, that the Parent has expressly requested; (h) changes in Law or other legal or regulatory conditions  or changes in GAAP or other accounting standards or that result from any action taken for the purpose of complying with any of the foregoing; (i) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and (j) the Restatement or the Restatement-Related Events to the extent reasonably foreseeable as of the date of this Agreement, which for the avoidance of doubt shall include any Restatement-Related Claims; except to the extent such Effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (a) through (e) and (h) materially and disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, as compared to other companies that operate primarily in the same industries in which the Company and its Subsidiaries operate.

“Company Material Contract” means any Contract:

(a)(i)(A) pursuant to which the Company or its Subsidiaries spent, in the aggregate, more than $250,000 with respect to any such agreement or contract during the fiscal year ended December 31, 2016 or (B) with any of the Top Suppliers;

(ii)(A) that generated more than $500,000 in revenues for the Company or any Company Subsidiary in the fiscal year ended December 31, 2016, (B) is reasonably expected to generate more than $500,000 in revenues for the Company or any Company Subsidiary in the current fiscal year; or (C) with any of the Top Customers;

(iii) that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in any business, acquiring any entity or competing with any Person anywhere in the world;

(iv) that contains a grant of exclusivity or “most favored nation” terms by the Company or any Company Subsidiaries to any Person;

(v) that relates to a partnership, joint venture or similar arrangement that is material to the Company and its Subsidiaries, taken as whole;

(vi) that relates to the creation, incurrence, assumption or guarantee of Indebtedness in excess of $500,000 (individually or in the aggregate);

(vii) with an Affiliate that would be required to be disclosed by Item 404(a) of Regulation S-K under the Exchange Act;

(viii) that grants any rights of first refusal, rights of first negotiation or other similar rights to any Person with respect to the sale of any material business or assets of the Company and its Subsidiaries, taken as whole;

(ix) that is a Company Lease;

(x) relating to any resolution or settlement of any actual or threatened legal Proceeding involving the Company or any Company Subsidiary that imposes material continuing obligations upon the Company or any Company Subsidiary;

(xi) relating to the acquisition or disposition of any business, properties or assets, for consideration in excess of $500,000 by the Company or any Company Subsidiary, or to the extent still in force, with respect to which the Company or any Company Subsidiary has material continuing obligations;

(xii) that is a mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien, other than a Permitted Lien, on any material property or asset of the Company or any of its Subsidiaries;

(xiii) that was entered into by the Company or a Company Subsidiary other than in the Ordinary Course of Business;

(xiv) any Contract pursuant to which the Company or any of its Subsidiaries obtains or grants (other than in the Ordinary Course of Business) any licenses or other rights with respect to  Company Intellectual Property or with respect to material Intellectual Property used in the conduct of the business of the Company and its Subsidiaries (other than licenses for commercially available software involving aggregate payments of less than $50,000);

(xv) each Contract pursuant to which the Company or any of its Subsidiaries, as applicable, has agreed to provide any third party with access to source code for any Software owned or licensed by the Company or any of its Subsidiaries, or to provide for such source code to be put in escrow or a similar arrangement, or otherwise grants a license to such source code, for the benefit of a third party (including upon the occurrence of specified events); and

(b) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries.

“Company Meeting” has the meaning set forth in Section 3.4(d).

“Company Permits” has the meaning set forth in Section 3.17(c).

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company RSUs” means restricted stock units with respect to shares of Company Common Stock granted under any Company Stock Plan.

“Company PSUs” means any performance-based share units with respect to shares of Company Common Stock granted under any Company Stock Plan.

“Company SEC Reports” means all registration statements, forms, reports and other documents filed by the Company with the SEC since January 1, 2015, as such documents have been amended since the time of their filing (including exhibits and all other information incorporated therein and those registration statements, forms, reports and other documents that the Company may file after the date hereof until the Closing).

“Company Severance Practices” means the Company’s severance practices.

“Company Stock Option” means each option to purchase shares of Company Common Stock granted pursuant to any Company Stock Plan.

“Company Stock Plan” means any stock incentive plan or equity-related plan of the Company.

“Company Stockholder Approval” has the meaning set forth in Section 3.4(a).

“Company Termination Fee” means a termination fee of $9,723,310 plus, subject to reasonable documentation of such costs or expenses, reimbursement of up to $850,000 of costs and expenses incurred by the Parent, the Purchaser or any of their Affiliates in connection with the Transactions; provided that if the Company terminates this Agreement pursuant to Section 8.1(h) on or prior to the expiration of the Go-Shop Period, or to the extent applicable, the expiration of the Extended Go-Shop Period, “Company Termination Fee” shall instead mean a termination fee of $4,167,133 plus, subject to reasonable documentation of such costs, reimbursement of up to $850,000 of costs incurred by the Parent, the Purchaser or any of their Affiliates in connection with the Transactions; provided, further that if the Company terminates this Agreement pursuant to Section 8.1(h) after the expiration of the Go-Shop Period but before the expiration of the Extended Go-Shop Period and, as of the expiration of the Go-Shop Period, financing was required as a condition to the applicable third party’s obligations under the Acquisition Proposal that led to the Superior Proposal to which such termination by the Company relates and the Company had not received signed commitment letters for the full amount of such financing, “Company Termination Fee” shall instead mean a termination fee of $6,111,795 plus, subject to reasonable documentation of such costs, reimbursement of up to $850,000 of costs incurred by the Parent, the Purchaser or any of their Affiliates in connection with the Transactions.

“Company Voting Proposal” has the meaning set forth in Section 3.4(a).

“Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of the individuals identified in Section 10.1 of the Company Disclosure Schedule.

“Confidentiality Agreement” means the confidentiality agreement, dated as of August 15, 2016, between the Company and Marlin Management Company, LLC.

“Contract” means any agreement, contract, lease, subcontract, understanding, instrument, note, option warranty, Insurance Policy, benefit plan or other legally binding commitment.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company Employee Plans listed in Section 3.16(a) of the Company Disclosure Schedule.

“Conversion Event” has the meaning set forth in Section 1.1(f).

“Current D&O Insurance” means the current directors’ and officers’ liability insurance policies maintained by the Company.

“Debt Commitment Letter” has the meaning set forth in Section 4.5.

“Debt Financing” has the meaning set forth in Section 4.5.

“Debt Financing Source” has the meaning set forth in Section 10.14.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and properly demands appraisal rights of such shares pursuant to, and who is complying in all respects with, the provisions of Section 262 of the DGCL (until such time as such holder effectively withdraws, fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares).

“Effect” means any effect, change, event, occurrence, condition, matter, circumstance or development.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (whether or not such plan is subject to ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other employee benefit plan, program, policy, practices, or other arrangement, whether written or not written, including without limitation any insurance coverage, vacation, employment benefits, severance benefits, disability benefits, incentive benefits, post-retirement benefits, deferred compensation, bonuses, change of control benefits, fringe benefits, stock options, stock purchase rights, phantom stock and stock appreciation rights or other equity-based compensation, for the benefit of, or relating to, any current or former employee, officer or director of the Company or any of its Subsidiaries, but excludes any plan, agreement or arrangement maintained by a Governmental Entity to which the Company or any of its Subsidiaries is required by non-U.S. Law to contribute or has obligations.

“Employment Agreement” means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Claim” means any action, claim, suit, arbitration, litigation or proceeding, demand, directive, notice of violation, judgment, or Order by any Governmental Entity or Person alleging liability resulting from: (a) the presence, storage, disposal, recycling, handling, Release or threatened Release of, or exposure to, any Hazardous Substances; or (b) any non-compliance with any Environmental Law or term or condition of any environmental Permit.

“Environmental Law” means any applicable Law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to:  (a) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (b) the handling, use, storage, treatment, transport, disposal, Release or threatened Release of any Hazardous Substance or (c) noise, odor or wetlands protection.

“Equity Award Communication” has the meaning set forth in Section 2.9(g).

“Equity Commitment Letter” has the meaning set forth in Section 4.5.

“Equity Financing” has the meaning set forth in Section 4.5.

“Equity Replacement Agreements” has the meaning set forth in Section 2.9(d).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business which is, or was at the relevant time, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code or Section 4001(b)(1) of ERISA) or (c) an affiliated service group (as defined in Section 414(m) of the Code or Section 414(o) of the Code), any of which includes, or included at the relevant time, the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extended Go-Shop Party” means a Qualified Go-Shop Party (other than Clearlake Partners, LLC, Vector Capital Management, LP or any of their respective Affiliates) that has submitted a Qualified Extended Go-Shop Proposal.

“Extended Go-Shop Period” means, if the Company has received a Qualified Extended Go-Shop Proposal, the period beginning on the date of the Expiration of the Go-Shop Period and continuing until 11:59 p.m. (Eastern time) on June 10, 2017, solely with respect to negotiating such Qualified Extended Go-Shop Proposal and for purposes of determining any Company Termination Fee in connection therewith.

“Fairness Opinion” has the meaning set forth in Section 3.21.

“Financial Advisor” has the meaning set forth in Section 3.21.

“Financing” has the meaning set forth in Section 4.5.

“Financing Letters” has the meaning set forth in Section 4.5.

“Financing Proceeds Condition” means that all of the conditions to the consummation of the Debt Financing provided by the Debt Commitment Letter have been satisfied (other than those conditions that by their nature are to be satisfied at the Acceptance Time, or if a Conversion Event shall have occurred, the Closing) and either the Parent and the Purchaser have received (i) definitive and irrevocable confirmations in writing that the proceeds of the Debt Financing will be available on the terms contemplated by the Debt Commitment Letter at such time or (ii) the proceeds of the Debt Financing or any alternative financing in an amount sufficient to consummate the Closing.

“GAAP” means United States generally accepted accounting principles.

“Go-Shop Period” means the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on May 27, 2017.

“Governmental Entity” means any national, federal, state, county, municipal or local government, or other governmental or regulatory body or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government or any quasi-governmental body.

“Guarantor” has the meaning set forth in the Recitals.

“Hazardous Substance” means (a) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law or (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means all (a) indebtedness of the Company or any of the Company’s Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon, any premiums, penalties and breakage or other fees and related expenses), (b) obligations of the Company or any of the Company Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) obligations of the Company or any of the Company Subsidiaries under capitalized leases, installment purchases, factoring arrangements or off balance sheet finance arrangements, (d) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements (e) all indebtedness for the deferred purchase price of property or services, (other than trade payables incurred in the ordinary course of business), including any “earnout” or similar payments in connection with any previous acquisition(s) by the Company or the Company Subsidiaries or any current or expired Contracts; (f) guaranties securing any indebtedness of another Person, and (g) obligations of the Company or any of the Company Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any Person other than the Company or any of the Company Subsidiaries.

“Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, manager or officer of the Company or any of its Subsidiaries.

“Initial Offer Expiration Date” has the meaning set forth in Section 1.1(b)(i).

“Insurance Policies” has the meaning set forth in Section 3.23.

“Intellectual Property” means (a) patents, trademarks, trade names, copyrights, domain names, designs and trade secrets, (b) applications for and registrations of such patents, trademarks, service marks, trade names, together with all of the goodwill associated with the foregoing, domain names, copyrights and designs, (c) inventions, invention disclosures, processes, formulae, methods, schematics, technology, know-how, computer Software programs and applications Software, and (d) other tangible or intangible proprietary or confidential information and materials, in each case, in any jurisdiction.

“Intervening Event” has the meaning set forth in Section 6.1(d).

“IT Systems” means electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems (including all Software, databases, firmware, hardware and related documentation) and Internet websites.

“Laws” means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, Order, judgment, writ, stipulation, award, injunction decree, binding and enforceable guideline, binding and enforceable written policy, or rule of common law of any Governmental Entity.

“Leased Real Property” means the real property leased, subleased or licensed by the Company or any of its Subsidiaries, in each case, as tenant, subtenant, licensee or other similar party, together with all buildings and other structures, facilities or leasehold improvements, currently or hereafter located therein.

“Lenders” has the meaning set forth in Section 4.5.

“Lien” means any mortgage, security interest, pledge, lien, charge, hypothecation or encumbrance.

“Limited Guarantee” has the meaning set forth in Section 4.7.

“Material Employment Agreement” means an Employment Agreement pursuant to which the Company or any of its Subsidiaries has an obligation to provide base salary in excess of $200,000 per year and/or severance, incentive compensation or other guaranteed payments in excess of 1 year of annual base salary.

“Maximum Premium” means 300% of the last annual premium paid prior to the Effective Time for the Current D&O Insurance.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in the Recitals.

“Minimum Condition” has the meaning set forth in Annex I.

“Multiemployer Plan” has the meaning set forth in Section 3.16(g).

“Multiple Employer Plan” has the meaning set forth in Section 3.16(g).

“New Plans” means employee benefit plans of the Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time.

“Offer” has the meaning set forth in the Recitals.

“Offer Closing” has the meaning set forth in Section 1.1(a).

“Offer Conditions” means the conditions of the Offer set forth on Annex I.

“Offer Documents” has the meaning set forth in Section 1.1(c).

“Offer Expiration Date” has the meaning set forth in Section 1.1(b)(ii).

“Offer Price” has the meaning set forth in the Recitals.

“Old Plans” has the meaning set forth in Section 6.8(b).

“Order” means any order, verdict, decision, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Entity, whether preliminary, interlocutory or final.

“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries consistent in all material respects with past practice.

“Outside Date” means October 27, 2017.

“Parent” has the meaning set forth in the Introductory Paragraph.

“Parent Material Adverse Effect” means any change, event or development that would reasonably be expected to prevent, or materially impair or delay, the ability of the Parent or the Purchaser to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement or otherwise perform in all material respects any of its obligations under this Agreement.

“Parent Termination Fee” means a termination fee of $16,668,531.

“Paying Agent” means American Stock Transfer & Trust Company, LLC or another bank or trust company reasonably acceptable to the Company designated by the Parent, which shall be engaged by the Parent to act as paying agent for the payment of the Merger Consideration to the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Payment Fund” means cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.7(c) in exchange for all of the outstanding shares of Company Common Stock (other than shares of Company Common Stock canceled in accordance with Section 2.7(b)) assuming for purposes of calculating the amount of the Payment Fund that no holder of Company Common Stock has perfected any right to appraisal of shares of Company Common Stock.

“Permitted Lien” means (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like statutory Liens arising in the Ordinary Course of Business and for which adequate reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and, in either case, for which adequate reserves with respect thereto have been established in accordance with GAAP, (c) Liens related to the Financing (including any permitted alternative financing), (d) Liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters of record that are shown in public records, that individually and in the aggregate do not and would not reasonably be likely to interfere with or impair the ordinary conduct of the business of the Company in any material respect or materially detract from the value of the asset or property subject thereto (e) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Documents filed on or prior to the date hereof, (f) liens arising under applicable securities Laws, (g) any lien or encumbrance arising out of any license to Company Intellectual Property granted in the Ordinary Course of Business; and (h) Liens that individually and in the aggregate do not and would not reasonably be likely to interfere with or impair the ordinary conduct of the business of the Company in any material respect or materially detract from the value of the asset or property subject thereto and which would be disclosed by a current, accurate survey or physical, title report, title commitment or inspection of the applicable Leased Real Property or records of any Governmental Entity regarding the same.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, trust, estate, Governmental Entity, association, enterprise, unincorporated organization or other entity.

“Plan” means any Company Employee Plan other than a Multiemployer Plan.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Effective Time, or such earlier date as this Agreement may be terminated in accordance with its terms.

“Proceeding” has the meaning set forth in Section 3.14.

“Proxy Clearance Date” has the meaning set forth in Section 6.2(a).

“Proxy Statement” has the meaning set forth in Section 3.4(c).

“Public Software” means any software that is licensed or distributed under an open source software or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL) or Affero General Public License (AGPL), (b) the Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards License (SISL), (g) the BSD License and (h) the Apache License.

“Public Software License” means, with respect to any Public Software, the license pursuant to which the Public Software is licensed or distributed.

“Purchaser” has the meaning set forth in the Introductory Paragraph.

“Purchaser Disclosure Schedule” means the disclosure schedule delivered by the Purchaser to the Company and dated as of the date of this Agreement, if any.

“Qualified Extended Go-Shop Proposal” has the meaning set forth in Section 6.1(a).

“Qualified Go-Shop Party” means any Person making a Qualified Go-Shop Proposal or if applicable, a Qualified Extended Go-Shop Proposal that remains pending as of, and shall not have been withdrawn prior to, the expiration of the Go-Shop Period.

“Qualified Go-Shop Proposal” means any Acquisition Proposal received during the Go-Shop Period that the Company Board determines in good faith (after the consultation with outside legal counsel and its financial advisors) is, or could reasonably be expected to lead to, a Superior Proposal.

“Qualified Person” means any Person making an Acquisition Proposal that the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) is, or could reasonably be expected to lead to, a Superior Proposal, which, for the avoidance of doubt, includes any Qualified Go-Shop Party.

“Qualified Plans” has the meaning set forth in Section 3.16(e).

“Redacted Fee Letter” means a fee letter from a financing source in which the only redactions relate to fee amounts, “market flex” provisions and “securities demand” provisions, provided that such redactions do not relate to any terms that could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the debt financing or other funding being made available by such financing source.

“Recommendation Change Notice” has the meaning set forth in Section 6.1(c).

“Related Party” has the meaning set forth in Section 3.19.

“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, surface water, groundwater, land surface or subsurface strata).

“Reporting Tail Endorsement” means a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants, consultants and other advisors, agents or representatives.

“Required Company Stockholder Vote” has the meaning set forth in Section 3.4(d).

“Required Financial Information” means the financial information regarding the Company set forth in the February 2017 financial due diligence report of Alvarez & Marsal Transaction Advisory Group, LLC.

“Restatement” means the restatement of the Company’s financial results for the fiscal years ended December 31, 2013 and 2014 and the first three quarters of the fiscal year ended December 31, 2015 (as well as any other interim periods or years as may be required under the applicable rules of the SEC assuming that the Company Common Stock remains registered under Sections 12(b) or 12(g), or subject to reporting under Section 15(d), of the Exchange Act) as a result of issues identified in the memorandum of the Company dated October 4, 2016 regarding Factual Background for SAB No. 99 — Consideration of Materiality and all matters referenced therein, including the Company’s completion of its financial statements for the fiscal years ended December 31, 2015 and 2016 and the fiscal year ended December 31, 2017 and all interim periods within such years, and including the preparation of such financial statements in accordance with GAAP and the filing of such financial statements with the SEC in accordance with applicable legal requirements for a company whose common stock is registered under Section 12(b) of the Exchange Act and, in the case of the financial statements for fiscal years, the audit thereof by the Company’s independent certified public accountant and certification thereof by such independent certified public accountant (i) that such audits have been prepared in accordance with GAAP and (ii) without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification).

“Restatement-Related Claim” means any Proceeding that arises in connection with the Restatement or any Restatement-Related Event, including claims or potential claims by stockholders or any Governmental Entity, including the SEC, as well as any Proceeding related to equity compensation matters arising in connection with the foregoing, and specifically includes the class action lawsuit identified in Section 3.14 of the Company Disclosure Schedule and the ongoing SEC investigation arising out of the Restatement.

“Restatement-Related Event” means any event, Effect or condition directly relating to, resulting from or arising out of the Restatement, the requirement to complete the Restatement or the Company’s efforts to complete the Restatement, which may include to the extent directly relating to, resulting from or arising out of (i) the delisting or suspension of the Company Common Stock from trading on the Nasdaq Stock Market or any other national securities exchange, whether initiated or effected by the Company or another party; (ii) any Restatement-Related Claims, including enforcement actions by the SEC; (iii) the termination or suspension of the registration of the Company Common Stock, or any Company obligations to make filings, under Sections 12(b), 12(g) or 15(d) of the Exchange Act, whether initiated or effected by the Company or another party; (iv) a failure or delay of the Company to make filings with the SEC or any other Governmental Entity, including a failure by the Company to make filings required under Sections 12(b), 12(g) or 15(d) of the Exchange Act or the failure of any such filings as made to be complete or accurate; (v) any failure by the Company to complete the Restatement in whole or in part; (vi) any actions taken (or omitted to be taken) directly related to pursuing the Restatement; (vii) weaknesses or deficiencies in the Company’s internal control over financial reporting identified in connection with the Restatement; and (viii) any worsening of the foregoing matters or other matters arising directly out of the foregoing or any expenses, fees, or other costs and charges associated directly with any of the foregoing.

“Restrictive Order” has the meaning set forth in Section 6.4(a)(iv)

“Schedule 14D-9” has the meaning set forth in Section 1.2(b).

“Schedule TO” has the meaning set forth in Section 1.1(c).

“SEC” means the United States Securities and Exchange Commission.

“Second Request” means a formal Request for Additional Information and Documentary Materials issued pursuant to 16 C.F.R. § 803.20 or a “Phase II.”

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended

“Software” means any and all computer programs, including operating system and applications software, computerized implementations of algorithms, and program interfaces, whether in source code or object code form (including all of the foregoing that is installed on computer hardware) and all available documentation, including user manuals, relating to the foregoing.

“Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the fair value of the assets of such Person, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person, (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of such Person on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged following such date, and (d) such Person and its Subsidiaries, taken as a whole, will be able to pay their liabilities, including contingent and other liabilities, as they mature; provided that, in each case with respect to the Company, this definition shall not include, and no effect shall be given to, the effects of any Restatement-Related Claim or any liabilities arising out of, related to or in connection with the Restatement or any Restatement-Related Events.

“Specified Time” means the time at which this Agreement is terminated in accordance with the terms hereof.

“Subsidiary” means, with respect to any Person, another Person (a) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (ii) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, or (b) of which such first Person is a general partner.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party to acquire more than 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries and for which, if financing is required as a condition to such third party’s obligations, such third party shall have entered into binding commitments for such financing, (a) on terms that the Company Board determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock than the Offer and the Merger (after consultation with its financial and outside legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any written, binding offer by the Parent to amend the terms of this Agreement that the Company Board determines in good faith to be relevant and (b) that the Company Board determines to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that the Company Board determines in good faith to be relevant.

“Surviving Corporation” means the Company following the Merger.

“Takeover Statute” has the meaning set forth in Section 3.22.

“Tax Returns” means all reports, returns (including any information returns), forms, elections, estimates, declarations or statements (including any schedules or attachments thereto) required to be filed with a Governmental Entity with respect to Taxes.

“Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, escheat, real property, personal property, sales, use, services, transfer, withholding, installment, estimated, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, or additions to tax imposed or assessed with respect thereto.

“Top Customers” has the meaning set forth in Section 3.13(a).

“Top Suppliers” has the meaning set forth in Section 3.13(b).

“Top-Up Option” has the meaning set forth in Section 2.7(a).

“Top-Up Option Shares” has the meaning set forth in Section 2.7(a).

“Top-Up Threshold” has the meaning set forth in Section 2.6(a).

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger and the Financing.

“Transfer Taxes” means all sales, use, value added, documentary, stamp duty, gross receipts, registration, transfer, transfer gain, conveyance, excise, recording, license and other similar taxes and fees, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“Unaudited Financial Statements” has the meaning set forth in Section 3.5(b).

“Uncertificated Shares” means uncertificated shares that are represented by book-entry or held in an account maintained by The Depository Trust Company that immediately prior to the Effective Time represented shares of Company Common Stock.

“Warrant” means that certain Warrant to purchase 10,000 shares of Company Common Stock issued to Genesis Technology Sales Ltd.

“Willful Breach” means a breach of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the actual knowledge that the taking of such act, or failure to act, would result in such breach.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

ARTICLE X

MISCELLANEOUS

10.1                        Nonsurvival of Representations and Warranties and Agreements.  None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in ARTICLE II, Sections 6.6 and 6.8 and ARTICLE X and the meanings ascribed to the capitalized terms set forth in ARTICLE IX.

10.2                        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile or electronic mail, in each case to the intended recipient as set forth below:

(a)                                 if to the Parent or the Purchaser, to

c/o Marlin Equity Partners

338 Pier Avenue

Hermosa Beach, CA 90254
Attn:  Peter Chung
E-mail:  pchung@marlinequity.com
Facsimile: (310) 364-0110

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022
Attn:  Rick Presutti
E-mail:  rick.presutti@srz.com
Facsimile: (212) 593-5955

(b)                                 if to the Company, to

Tangoe, Inc.
35 Executive Boulevard
Orange, CT 06477
Attn:  Thomas P. Flynn
E-mail:  tom.flynn@tangoe.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attn:  Jay E. Bothwick
E-mail:  jay.bothwick@wilmerhale.com
Facsimile: (617) 526-5000

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

10.3                        Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein), together with the letter agreement dated as of the date hereof between the Company and Marlin Management Company, LLC, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.  Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.4                        Third-Party Beneficiaries.  This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except as set forth in or contemplated by the terms and provisions of Section 2.9(e) and Section 6.6 (with respect to which the Indemnified Parties shall be third party beneficiaries); provided, however, the Debt Financing Sources are intended third party beneficiaries of, and may enforce, the last sentence of Section 8.3(e), the last sentence of Section 8.4, this Section 10.4, Section 10.5 and Section 10.14.

10.5                        Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that, the Purchaser may collaterally assign its rights hereunder to any financial institution providing financing to the Purchaser or its Affiliates, including, without limitation, the Debt Financing Sources.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.6                        Severability.  Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).

10.7                        Counterparts and Signature.  This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

10.8                        Interpretation.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:  (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Recital”, “Introductory Paragraph”, “Annex”, “Exhibit” or “Schedule” refer to an Article, Section, Recital or Introductory Paragraph of, or an Annex, Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any amendments thereto and any rules, regulations and delegated legislation issued thereunder; and (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

10.9                        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.10                 Remedies.

(a)                                 Subject to Section 8.3, except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

(b)                                 The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages.  Accordingly, the parties hereto acknowledge and agree that in the event of any breach or threatened breach by the Company, on the one hand, or the Parent and/or the Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and the Parent and the Purchaser, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without posting a bond or other security.  The Parent and the Purchaser hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Parent and/or the Purchaser, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parent and/or the Purchaser under this Agreement.  Nothing in this Section 10.10 or elsewhere in the Agreement shall require the Parent or the Purchaser to initiate, prosecute, or maintain any action against any Person providing or obligated to provide the Debt Financing in the event of a breach or purported breach of the Debt Commitment Letter by any such Person.

(c)                                  Notwithstanding anything herein to the contrary, the Company shall only be entitled to seek specific performance to cause the Parent or the Purchaser to consummate the transactions contemplated hereby only if and in the event that: (i) a Conversion Event shall have occurred, (A) all conditions in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, (B) the Parent and the Purchaser have failed to complete the Closing by the date the Closing is required to occur pursuant to Section 2.3, (C) all of the conditions to the consummation of the Debt Financing provided by the Debt Commitment Letter have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) and (D) the Company has irrevocably confirmed that if specific performance is granted and the Financing is consummated, then the Closing will occur or (ii) a Conversion Event shall not have occurred, (A) all of the conditions set forth in Section 7.1 and all of the conditions set forth in Annex I have been satisfied, (B) the Parent and the Purchaser have failed to complete the Closing by the date the Closing is required to occur pursuant to Section 2.3 and (C) the Company has irrevocably confirmed that if specific performance is granted and the Financing is consummated, then the Closing will occur.

(d)                                 Notwithstanding anything to the contrary, in the event that the Company pursues the collection of damages from the Parent, the Purchaser or any of their Affiliates, in connection with this Agreement or the Transactions (for fraud, Willful Breach or otherwise), (i) the parties agree that such damages shall not in any event be in excess of the amount of the Parent Termination Fee, (ii) the receipt of such damages shall be the Company’s sole and exclusive remedy under this Agreement and shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any of its Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, (iii) notwithstanding anything to the contrary herein, the Company shall no longer be entitled to seek specific performance pursuant to this Section 10.10 and (iv) none of the Company nor any of its Affiliates shall be entitled to bring or maintain any other Proceeding against the Parent, the Purchaser or any of their respective Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such damages claim and the Company shall cause any such Proceeding brought by the Company or its Affiliates, and shall use its commercially reasonable efforts (which shall be understood not to include the payment of any out-of-pocket monies or the agreement to any material undertaking) to cause any Proceeding brought by any other Person, to be dismissed with prejudice promptly (or not undertaken, as applicable) and in any event within three (3) Business Days from the payment of such damages.

(e)                                  Notwithstanding anything to the contrary, in the event that the Parent or the Purchaser pursues the collection of damages from the Company or any of its Affiliates, in connection with this Agreement or the Transactions (for fraud, Willful Breach or otherwise), (i) the parties agree that such damages shall not in any event be in excess of the amount of the Company Termination Fee, (ii) the receipt of such damages shall be the Parent’s and the Purchaser’s sole and exclusive remedy under this Agreement and shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Parent or the Purchaser or any of their respective Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, (iii) notwithstanding anything to the contrary herein, the Parent and the Purchaser shall no longer be entitled to seek specific performance pursuant to this Section 10.10 and (iv) neither the Parent, nor the Purchaser, nor any of their respective Affiliates shall be entitled to bring or maintain any other Proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such damages claim and the Parent shall cause any such Proceeding brought by the Parent, the Purchaser or any of their respective Affiliates, and shall use its commercially reasonable efforts (which shall be understood not to include the payment of any out-of-pocket monies or the agreement to any material undertaking) to cause any Proceeding brought by any other Person, to be dismissed with prejudice promptly (or not undertaken, as applicable) and in any event within three (3) Business Days from the payment of such damages.

10.11                 Reimbursement.  Any reimbursement obligations on the part of the Parent or the Purchaser pursuant to this Agreement will be paid promptly to the Company by the Parent if this Agreement is terminated pursuant to Section 8.1.

10.12                 Submission to Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New

Castle County, or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or Proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or Proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or Proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2.  Nothing in this Section 10.12, however, shall affect the right of any Person to serve legal process in any other manner permitted by Law.

10.13                 Disclosure Schedule.  The Company Disclosure Schedule shall be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding Section of this Agreement and (b) the other Sections of this Agreement, to the extent that it is reasonably apparent on its face from a reading of such disclosure that it also qualifies or applies to such other Sections.  The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

10.14                 No Recourse to Debt Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto:  (i) agrees that it will not bring or support any person in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any lender that is a party to the Debt Commitment Letter (any such lender, a “Debt Financing Source”) (which defined term for the purposes of this provision shall include the Debt Financing Sources and their respective affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives involved in the financing contemplated by any commitment letter executed by a Debt Financing Source) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the city of New York; (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any Debt Financing Source in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby.  Notwithstanding anything to the contrary contained in this Agreement, (a) the Company, the Parent and Purchaser and their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Debt Financing Source, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (b) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to any of the Company, Parent and Purchaser and their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.  Notwithstanding anything to the contrary contained in this Agreement, (i) all Debt Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of this provision and (ii) nothing in this Section 10.14 shall limit any of the rights of the Purchaser or the Parent or any obligations or liabilities (to the extent owing to the Purchaser or the Parent) of any Debt Financing Source under the Debt Commitment Letter. The foregoing provisions may not be amended without the consent of the Debt Financing Sources.

[Remainder of Page Intentionally Left Blank.]

The Parent, the Purchaser and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

ASENTINEL, LLC

By:	/s/ Robb Warwick
Name: Robb Warwick
Title: Authorized Signatory

TAMS INC.

By:	/s/ Robb Warwick
Name: Robb Warwick
Title: Authorized Signatory

TANGOE, INC.

By:	/s/ J.D. Foy
Name: J.D. Foy
Title: Chief Executive Officer

ANNEX I

CONDITIONS OF THE OFFER

All terms defined in the Agreement and Plan of Merger (the “Agreement”) of which this Annex I is a part and used in this Annex I shall have the meanings assigned to such terms in the Agreement.

Notwithstanding any other provisions of the Offer or the Agreement, the Purchaser shall not be required to accept for purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any shares of Company Common Stock tendered pursuant to the Offer, and may terminate or amend the Offer in accordance with (and to the extent permitted by) the terms of the Agreement, and may postpone the acceptance of, or payment for, any shares of Company Common Stock in accordance with (and to the extent permitted by) the terms of the Agreement, if:

(a)           immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), the number of shares of Company Common Stock validly tendered  (other than any shares of Company Common Stock tendered by guaranteed delivery where actual delivery has not occurred) and not validly withdrawn, together with any shares of Company Common Stock beneficially owned by the Parent or any Affiliate of the Parent, does not equal at least one share more than 50% of Company Common Stock then outstanding determined on a fully-diluted basis (the “Minimum Condition”);

(b)           immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), any waiting period (and any extensions thereof) and any approvals or clearances applicable to the Offer or the consummation of the Merger under the HSR Act shall not have expired, or been terminated or obtained, as applicable;

(c)           at any time on or after the date of the Agreement and before the expiration of the Offer (as extended in accordance with the Agreement), any of the following shall occur and be continuing:

(i)            any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation that is in effect and that has the effect making the Transactions, including the Offer and the Merger, illegal or otherwise prohibiting, preventing, restraining or materially delaying the consummation of the Transaction (other than the waiting period under the HSR Act or any other applicable Antitrust Laws);

(ii)           the representations and warranties of the Company contained in (A) Section 3.1 (Organization, Standing and Power), Section 3.2 (Capitalization), Section 3.3(a) (Subsidiaries), Section 3.4(a) (Authority) and Section 3.25 (Brokers) of the Agreement that (1) are not made as of a specific date are not true and correct as of the date hereof and as of the Acceptance Time, as though made at and as of such date and time, and (2) are made as of a specific date are not true and correct in all material respects as of such date, except if such failure with respect to Section 3.2 does not individually or in the aggregate increase the aggregate consideration required to be paid by the Parent and/or the Purchaser under Article I of the Agreement by more than a de minimis amount (in each case, without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties); and (B) the other representations and warranties of the Company in the Agreement not referenced in clause (A) that (1) are not made as of a specific date are not true and correct as of the date hereof and as of the Acceptance Time, as though made at and as of such date and time, and (2) are made as of a specific date are not true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) is not reasonably likely to have a Company Material Adverse Effect;

(iii)          the Company shall have failed to perform in all material respects its covenants and obligations required to be performed or complied with by it under the Agreement at or prior to the Acceptance Time;

(iv)          there has been any event, change, development, circumstance, occurrence, effect, condition or state of facts involving the Company or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(v)           in the event that the exercise of the Top-Up Option is necessary to ensure that the Parent, the Purchaser and their respective Affiliates own at least ninety percent (90%) of the outstanding shares of Company Common Stock immediately after the Offer Closing, (A) there shall exist under applicable Law (which, for the avoidance of doubt, shall not include any stock exchange rule) any prohibition on Purchaser’s ability and right to exercise the Top-Up Option or (B) the shares of Company Common Stock issuable upon exercise of the Top-Up Option together with the shares validly tendered in the Offer and not properly withdrawn are insufficient for the Parent, the Purchaser and their respective Affiliates to reach at least ninety percent (90%) of the outstanding shares of Common Stock immediately after the Offer Closing (after giving effect to such exercise);

(vi)          the Parent and the Purchaser shall not have received a certificate executed by the Company’s Chief Executive Officer or another senior officer confirming on behalf of the Company that the conditions set forth in clauses (c)(ii) through (c)(v) of this Annex I have been duly satisfied;

(vii)         the Financing Proceeds Condition shall not have been satisfied; or

(viii)        the Agreement shall have been validly terminated in accordance with ARTICLE VIII of the Agreement or a Conversion Event shall have occurred.

The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Agreement and applicable Law, may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time (other than the Minimum Condition).  The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

EXHIBIT A

Form of Certificate of Incorporation
of the Surviving Corporation

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

TANGOE, INC.

Tangoe, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”), incorporated on February 9, 2000 under the name TelecomRFQ, Inc., does hereby certify as follows:

By unanimous written consent of the Board of Directors of the Corporation a resolution was duly adopted, pursuant to Section 242 and Section 245 of the DGCL, authorizing the amendment and restatement of the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate of Incorporation”) and declaring said amendment and restatement to be advisable.  The stockholders of the Corporation duly approved said proposed amendment and restatement in accordance with Section 242 and Section 245 of the DGCL.

The Restated Certificate of Incorporation is hereby amended and restated in its entirety to read in full as follows:

FIRST:   The name of the corporation is Tangoe, Inc. (the “Corporation”).

SECOND:   The address of the Corporation’s registered office in the State of Delaware is c/o National Registered Agents, Inc., 160 Greensuite Drive, Suite 101, City of Dover, County of Kent, Delaware 19904.  The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

THIRD:   The nature of the business and the objects and purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:   The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) with a par value of $0.0001 per share.

FIFTH:   This Article Fifth is inserted for the exculpation of directors of the Corporation and indemnification of directors, officers and certain other individuals by the Corporation.

1.                                      A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the General Corporation Law of the State of Delaware.  The foregoing shall not eliminate or limit any liability that may exist with respect to (a) a breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) liability under Section 174 of the DGCL or (d) a transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.  If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

2.                                      Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the General Corporation Law of the State of Delaware.  The right to indemnification conferred in this Article Fifth shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the General Corporation Law of the State of Delaware.  The right to indemnification conferred in this Article Fifth shall be a contract right.

3.                                      The Corporation may, by action of the Board of Directors of the Corporation, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors of the Corporation shall determine to be appropriate and authorized by the General Corporation Law of the State of Delaware.

4.                                      The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the General Corporation Law of the State of Delaware.

5.                                      The rights and authority conferred in this Article Fifth shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

6.                                      Neither the amendment not repeal of this Article Fifth nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate or reduce the effect of this Article Fifth in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

SIXTH:

1.                                      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Corporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

2.                                      In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation.

EXHIBIT B

Limited Guarantee

This Limited Guarantee (this “Guarantee”) is made as of April 27, 2017, by Marlin Equity IV, L.P. (“Guarantor”), in favor of Tangoe, Inc., a Delaware corporation (the “Company”).

WHEREAS, reference is made herein to that certain Agreement and Plan of Merger, dated as of April 27, 2017 (as the same may be amended or modified from time to time, the “Merger Agreement”), by and among Asentinel, LLC, a Delaware limited liability company (the “Parent”), TAMS Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (“Purchaser”) and the Company. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement; and

WHEREAS, reference is made to that certain letter agreement, dated as of the date hereof (as the same may be amended or modified from time to time, the “Equity Commitment Agreement”), by and among the Guarantor, Purchaser and the Parent.

NOW, THEREFORE, as an inducement to the Company to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Guarantor undertakes and agrees for the benefit of the Company as follows:

1.                                    The Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Company up to the Cap (as defined below) the due and punctual payment to the Company, if, as and when required to be paid, of (i) the Parent Termination Fee in accordance with Section 8.3(d) of the Merger Agreement (the “Payment Obligation”), (ii) the indemnification and reimbursement obligations owing to the Company, its Subsidiaries and their respective Representatives under Sections 1.2(e), 6.12 and 10.11 of the Merger Agreement, (iii) damages for fraud or Willful Breach by Parent or Purchaser in accordance with and subject to the limitations set forth in Section 8.2 of the Merger Agreement (which for the avoidance of doubt, shall not exceed the Parent Termination Fee), (iv) the out-of-pocket and documented costs and expenses (including attorney’s fees and expenses) reasonably incurred by the Company in connection with the enforcement of the Company’s rights under the Merger Agreement and this Guarantee (clauses (i), (ii), (iii) and (iv), collectively, the “Obligations”).  Notwithstanding any of the terms or conditions of this Guarantee, under no circumstance shall the maximum liability of the Guarantor to the Company under this Guarantee exceed $16,668,531 (the “Cap”) for any reason; it is understood and agreed that the Company will not seek to enforce this Guarantee for an amount in excess of the Cap.  For the avoidance of doubt, the Obligations shall not be in addition to, or duplicative of, the amount of the Marlin Contribution (as defined in the Equity Commitment Agreement) funded to the Parent pursuant to the Equity Commitment Agreement.  Any amounts payable hereunder shall be paid in immediately available funds in the lawful currency of the United States.

2.                                    Notwithstanding anything to the contrary contained in this Guarantee, the Company hereby agrees that to the extent the Parent and Purchaser are relieved of all or any portion of the Obligations by the satisfaction or payment thereof or pursuant to any written agreement with the Company entered into prior to the Closing (any amount so relieved, the “Reduction Amount”), the Cap shall be reduced by an amount equal to the Reduction Amount.

3.                                    This Guarantee is a continuing Guarantee, may not be revoked or terminated and shall be binding upon the Guarantor and its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Company and its successors, permitted transferees and assigns until the earlier of (a) the Obligations having been indefeasibly satisfied or paid in full and (b) the termination of the Guarantee in accordance with the next sentence.  Notwithstanding the foregoing, this Guarantee shall terminate automatically upon the earlier of (i) valid termination of the Merger Agreement under Section 8.1(l) and payment in full of (A) the Parent Termination Fee pursuant to Section 8.3(d) of the Merger Agreement and (B) the other Obligations hereunder, or (ii) other valid termination of the Merger Agreement pursuant to the terms thereof in circumstances where Parent and the Purchaser would not be obligated to pay the Parent Termination Fee or the other Obligations hereunder. Notwithstanding the foregoing, if on or prior to the date of termination of this Guarantee any written claim has been made asserting that any of the Obligations are owing to the Company or any proceeding to enforce this Guarantee has been commenced, then this Guarantee shall not terminate until such matters are finally settled or otherwise resolved either in a final non-appealable judicial determination or by written agreement of the Company and the Guarantor.

4.                                    The Guarantor shall be entitled to raise as a defense to the Obligations any and all defenses available to be raised by the Parent or the Purchaser pursuant to the Merger Agreement. This Guarantee is an unconditional guarantee of payment and performance, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guarantee irrespective of whether any action is brought against the Parent, the Purchaser or any other Person or whether the Parent, the Purchaser or any other Person is joined in any such action or actions. Notwithstanding the foregoing, in the event that the Company or any of its Subsidiaries or controlled Affiliates asserts in any Proceeding relating to this Guarantee that the provisions hereof limiting the Guarantor’s liability to the Cap or the provisions of Section 15 of this Guarantee are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor, the Parent or any of their Affiliates with respect to the transactions contemplated by the Merger Agreement or this Guarantee, other than liability of the Guarantor under this Guarantee (as limited by the provisions of Section 1), liability of the Guarantor under the Equity Commitment Agreement, liability of Marlin Management Company, LLC under the Confidentiality Agreement or liability of the Parent or the Purchaser under the Merger Agreement, then (i) the obligations of the Guarantor under this Guarantee shall terminate ab initio and thereupon be null and void, (ii) if the Guarantor has previously made any payments under this Guarantee it shall be entitled to have such payments refunded by the Company and (iii) neither the Guarantor nor any Non-Recourse Parties (as defined below) shall have any liability to the Company with respect to the transactions contemplated by the Merger Agreement or under this Guarantee.

5.                                    The Guarantor hereby represents and warrants that:

(a)                               it is a duly organized and validly existing entity in good standing in its state of organization;

(b)                               this Guarantee has been duly and validly executed and delivered by the Guarantor and is a legal, valid and binding obligation of the Guarantor (assuming that this Guarantee will constitute a legal, valid and binding agreement of the Company), enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing;

(c)                                it has, and will continue to have, (i) the requisite capacity and authority to execute and deliver this Guarantee and to fulfill and perform its obligations hereunder and (ii) available funds or uncalled capital at least equal to the sum of the Obligation plus the aggregate amount of all other commitments and obligations Guarantor has outstanding or such other financial means at its disposal to enable it to pay the Obligations when due;

(d)                               the execution, delivery and performance of this Guarantee (i) have been duly authorized and approved by all necessary limited partnership action and no other proceedings or actions on the part of it are necessary therefor and (ii) do not and will not (A) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or the loss of any benefit under any material loan, guarantee of indebtedness or credit agreement, note, bind, mortgage, indenture, permit or (B) conflict with or result in any violation of, or contravene any provision of, its organizational documents or any Law binding on it or any of its property or assets;

(e)                                all consents, authorizations, approvals, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Guarantee by it have been obtained or made, and all conditions thereof have been duly complied with and no other action by, and no notice or filing with, any governmental authority, is required in connection with the execution, delivery and performance of this Guarantee; and

(f)                                 the Guarantor acknowledges that in consideration of the execution and delivery of the Merger Agreement by the Company, the Company is relying on the representations, warranties, covenants and agreements made by the Guarantor in this Guarantee.

6.                                    The liability of the Guarantor under this Guarantee shall, to the fullest extent permitted under applicable Law, be absolute and unconditional in accordance with the terms of this Guarantee, irrespective of, and shall not be released, discharged, impaired or affected by:

(a)                               any change in the corporate existence, structure or ownership of the Parent, the Purchaser or the Guarantor or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding of the Parent, the Purchaser or the Guarantor or affecting any of their respective assets;

(b)                               any change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, the Obligations, any liability incurred directly or indirectly in respect thereof, or any amendment, modification, or waiver of or any consent to any departure from the terms of the Merger Agreement or the documents entered into in connection therewith;

(c)                                the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent or Purchaser, whether in connection with any of the Obligations or otherwise; or

(d)                               any action, inaction or delay on the part of the Company that is not in violation of the terms of the Merger Agreement, the Equity Commitment Agreement, or this Guarantee, including, without limitation, the absence of any attempt to assert any claim or demand against the Parent or the Purchaser or collect the Parent Termination Fee from the Parent.

7.                                    The Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company.  The Guarantor waives promptness, diligence, notice of acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of nonperformance, default, dishonor and protest, notice of the incurrence of any Obligations and all other notices of any kind, all defenses which may be available by virtue of any stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of the Company or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than (i) breach by the Company of this Guarantee or (ii) payment and performance in full of the Obligations).  The Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Parent, the Purchaser or the Guarantor, on the one hand, and the Company, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from consummation of the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

8.                                    The Company shall not be obligated to file any claim relating to any Obligation in the event that the Parent or the Purchaser becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder.  The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquires against Parent, Purchaser or other person liable with respect to any of the Obligations that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent, Purchaser or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from Parent, Purchaser or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations shall have been satisfied in full.  If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligations (subject to the Cap) under this Guarantee, such amount shall be received and the Guarantor shall use commercially reasonable efforts to segregate such amount from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations, in accordance with the terms of the Merger Agreement, or to be held as collateral for the Obligations thereafter arising.  In the event any payment to the Company in respect of any Obligation is rescinded or otherwise must be (and is) returned to the Guarantor for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made.  The immediately preceding sentence of this Section 8 shall survive termination of this Guarantee.

9.                                    Subject to the limitations set forth in Section 1 of this Guarantee, in the event that the Guarantor fails to make payment of the Obligations in accordance with this Guarantee and the Company commences any litigation or other proceeding in order to obtain payment or performance thereof, then, to the extent the Company prevails in such litigation or proceeding, the Guarantor shall pay on demand (and the presentation of reasonable documentation if requested by the Guarantor) all reasonable fees and out-of-pocket expenses of the Company (including attorneys’ fees) in connection with such litigation or proceeding.

10.                             No waiver, modification or amendment of any provisions of this Guarantee shall be effective except pursuant to a written agreement signed by the Company and the Guarantor, and then such waiver shall be effective only in the specific instance and for the purpose for which given.  No partial exercise, failure or delay on the part of any party in exercising any right, power, privilege or remedy under this Guarantee will operate as a waiver thereof.  Each right, remedy and power hereby granted to the Company or allowed the Company by Law or other agreement shall be cumulative and not exclusive of any other. This Guarantee shall be binding upon and inure to the benefit of the successors-in-interest and permitted assigns of each party hereto. No rights or obligations hereunder shall be assignable (by operation of law or otherwise) by either party without the prior written consent of the other party and any purported assignment without such consent shall be null and void and of no force and effect; except that if a portion of the Guarantor’s commitment under the Equity Commitment Agreement is assigned in accordance with the terms thereof, then a corresponding portion of its obligations hereunder may be assigned to the same assignee; provided that any such assignment shall not relieve the Guarantor of its obligations hereunder.

11.                             This Guarantee, the Merger Agreement and the Equity Commitment Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understanding and agreements, whether written or oral, among the Parent, Purchaser and the Guarantor, on the one hand, and the Company, on the other hand.

12.                             This Guarantee may be executed in one or more counterparts, and by either of the parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Guarantee by electronic mail or facsimile shall be as effective as delivery of a manually executed counterpart of this Guarantee.

13.                             This Guarantee shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or Proceeding arising out, of or relating to, this Guarantee, (b) agrees that all claims in respect of such action or Proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or Proceeding arising out of or relating to, or arising out of, this Guarantee in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or Proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 16. Nothing in this Section 13, however, shall affect the right of any Person to serve legal process in any other manner permitted by Law.

14.                             The Company acknowledges and agrees that the sole asset of the Purchaser is cash in a de minimis amount and that no additional funds are expected to be contributed to the Parent or the Purchaser unless and until the Acceptance Time or Closing (as applicable) occurs. Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Guarantor may be a partnership or have limited liability, by its acceptance of the benefits of this Guarantee, the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, the Guarantor or any of the Guarantor’s former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, affiliate or assignee of any of the foregoing (collectively, but not including the Parent or the Purchaser, each a “Non-Recourse Party”) through the Parent or the Purchaser or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Parent or the Purchaser against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for (i) its rights to recover from the Guarantor under and to the extent provided in this Guarantee and subject always to the Cap and the other limitations described herein and (ii) remedies available pursuant to the terms and subject to the conditions of the Equity Commitment Agreement, the Merger Agreement or the Confidentiality Agreement. The Company further agrees and acknowledges that, other than recourse against the Parent and the Purchaser pursuant to the Merger Agreement and recourse against the Guarantor under the Equity Commitment Agreement (including third-party beneficiary rights thereunder), recourse against the Guarantor under and pursuant to the terms of this Guarantee shall be the sole and exclusive remedy of the Company and its affiliates against the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, including by piercing of the corporate veil or by or through a claim by or on behalf of the Parent or the Purchaser. Notwithstanding the foregoing, in the event the Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than the Cap, then, and in each such case, the Company may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any applicable Law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be. As used herein, unless otherwise specified, the term “Guarantor” includes the Guarantor’s Successor Entity. Nothing set forth in this Guarantee shall affect or be construed to affect any liability of the Parent or the Purchaser to the Company or shall confer or give or be construed to confer or give to any Person other than the Company (including any Person acting in a representative capacity) any rights or remedies against any Person, including the Guarantor, except as expressly set forth herein. Under no circumstances shall any Non-Recourse Party be liable for special, incidental, consequential, exemplary or punitive damages under or in connection with the Agreement, this Guarantee or the transactions contemplated thereby or hereby or otherwise incidental thereto or hereto.

15.                             By its acceptance of this Guarantee, the Company hereby covenants and agrees that, without prejudice to any right to specific performance that the Company may have under the Merger Agreement or as a third-party beneficiary of the Equity Commitment Agreement, (a) none of the Company or its Subsidiaries or controlled Affiliates, and, to the maximum extent permitted by Law, none of its officers, directors, security holders or representatives has or shall have any right of recovery under or in connection with the Merger Agreement, or the transactions contemplated thereby, and to the extent that it has or obtains any such right it, to the maximum extent permitted by Law, hereby waives (on its own behalf and on behalf of each of the aforementioned persons) each and every such right against, and hereby releases, the Guarantor and each of the Non-Recourse Parties from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with any transaction contemplated by or otherwise relating to the Merger Agreement or the transactions contemplated thereby, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Parent, the Purchaser or any other Person against any Non-Recourse Party, or otherwise under any theory of Law or equity, other than (i) claims against the Guarantor pursuant to this Guarantee (subject always to the Cap) and the Equity Commitment Agreement and (ii) claims against the Parent or the Purchaser under the Merger Agreement and claims under the Confidentiality Agreement and (b) recourse against (i) the Guarantor under this Guarantee (subject always to the Cap) and the Equity Commitment Agreement and (ii) the Parent or the Purchaser pursuant to the Merger Agreement, in each case, shall be the sole and exclusive remedy of the Company. The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and controlled Affiliates not to institute, Proceeding arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any Non-Recourse Party except claims against the Guarantor under this Guarantee and the Equity Commitment Agreement and claims against the Parent or the Purchaser pursuant to the Merger Agreement and claims under the Confidentiality Agreement. Notwithstanding anything to the contrary, in no event shall Company be entitled to both the recovery under this Guarantee in respect of the Reverse Termination Fee and specific performance under the Merger Agreement.

16.                             All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

If to the Guarantor:

c/o Marlin Equity Partners
338 Pier Avenue, Suite 4325
Hermosa Beach, CA 90254
Attention:  Robert Kunold
Fax: (310) 364-0110
E-mail: RKunold@marlinequity.com

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention:  Rick Presutti
Fax:  (212) 593-5955
E-mail:  richard.presutti@srz.com

If to the Company, as provided in the Merger Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Guarantor has duly executed and delivered this Limited Guarantee as of the date first written above.

GUARANTOR:

Marlin Equity IV, L.P.

By:	Marlin Equity Partners IV, LP, its general partner

By
Name:
Title:

Agreed to and accepted by:

THE COMPANY:

TANGOE, INC.

By
Name:
Title:

[Signature Page — Limited Guarantee]